Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

LS CABLE LTD.

and

SUPERIOR ESSEX INC.

Dated as of June 11, 2008

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TABLE OF CONTENTS

	Page		Page

2007 Company 10-K	15	Debt Financing	53
Acquisition Proposal	45	Debt Financing Commitments	53
Affiliate	65	Debt Offer Documents	57
Aggregate Make-Whole Amount	14	Debt Offers	56
Agreement	1	DGCL	1
Audited Balance Sheet	21	Dissenting Shares	12
beneficial owner	65	DOJ	49
beneficially owned	65	Effective Time	8
Bid Deadline	44	employee benefit plan	21
Bid Deadline Notice	44	Employment Agreements	2
Bonus Obligations	47	Environmental Claim	30
Business Day	65	Environmental Laws	30
Bylaws	16	Environmental Permits	30
Capitalization Date	16	Equity Financing	53
Certificate of Designation	56	ERISA	21
Certificate of Incorporation	16	ERISA Affiliate	23
Certificate of Merger	8	ESPP	10
Certificates	12	Exchange Act	2
CFIUS	51	Existing Debt Financing	36
Change of Board Recommendation	42	Existing Debt Financing
Closing	8	Commitments	36
Closing Date	8	Exon-Florio Amendment	51
Code	22	Expiration Date	2
Company	1	Financial Advisor	32
Company Board	1	Financial Statements	20
Company Board Recommendation	18	Financing	53
Company Disclosure Schedule	15	Financing Commitments	53
Company Employees	22	Foreign Antitrust Laws	19
Company Person	58	FTC	49
Company Plans	22	GAAP	66
Company Registered Intellectual		Governmental Entity	19
Property	28	Hazardous Substance	30
Company Requisite Vote	17	HSR Act	19
Company Securities	17	Indemnified Parties	48
Company Stock Plans	10	Indemnified Party	48
Confidentiality Agreement	43	Information Statement	27
Continuing Director	6	Intellectual Property	27
Contract	18	Inventions	27
control	66	IRS	22
Control Time	37	Joinder	1
controlled	66	knowledge	66
controlled by	66	Law	18
Copyrights	28	Licensed-In Agreement	31
Credit Agreement Amendment	55	Licensed-In Intellectual Property	31
Current Employees	45	Liens	17

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	Page		Page

Material Adverse Effect	15	Purchaser Material Adverse Effect	33
Material Contract	32	Qualifying Acquisition Proposal	62
Merger	1	Qualifying Transaction	66
Merger Agreement	Exhibit A	Qualifying Transaction Notice	44
Merger Consideration	10	Related Documents	22
Minimum Tender Condition	Exhibit A	Release	30
Nasdaq	3	Relevant Agreements	47
New Debt Financing	53	Representatives	42
New Debt Financing Commitments	53	Required Merger Regulatory
New Equity Financing Commitments	53	Approvals	60
Notes	56	Revised Parent Offer	44
Notice Period	44	Revolving Credit Agreement	55
Offer	1	Schedule 14D-9	4
Offer Conditions	2	Schedule TO	3
Offer Documents	3	SEC	3
Offer Price	1	SEC Reports	19
OpCo Parent	67	Securities Act	8
Option	10	Series A Preferred Stock	17
Outside Date	66	Severance Program	46
Owned Intellectual Property	28	Shares	1
owns beneficially	65	Significant Subsidiary	66
Parent	1	Special Meeting	9
Parent Corporate Structure Change	67	Subsidiary	66
Parent Disclosure Schedule	33	Subsidiary Securities	17
Parent Financial Statements	36	Superior Proposal	45
Patents	27	Surviving Corporation	8
Paying Agent	12	Takeover Laws	32
Per Holder Make-Whole Amount	14	Tax	26
Permits	19	Termination Fee	66
Person	66	Title Company	59
Preferred Stock	16	Titled Property	59
Proceeding	21	Top-Up Option	7
Process Agent	68	Top-Up Shares	7
Purchase Date	2	Trade Secrets	27
Purchase Time	3	Trademarks	27
Purchaser	1	under common control with	66

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AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2008 (this “Agreement”), between LS Cable Ltd., a Korean corporation (“Parent”), and Superior Essex Inc., a Delaware corporation (the “Company”).

     WHEREAS, as promptly as practicable following the date hereof Parent shall form an indirect, wholly owned Delaware subsidiary for the purpose of acting as Purchaser hereunder (the “Purchaser”). Parent shall immediately thereafter cause Purchaser to execute a joinder to this Agreement and assume all rights and obligations of the Purchaser hereunder (the “Joinder”);

     WHEREAS, Parent and the Board of Directors of the Company has approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

     WHEREAS, on the terms and subject to the conditions set forth herein, Parent has agreed to cause Purchaser to (and pursuant to the Joinder, Purchaser shall agree to) commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”), at a price of $45.00 per Share, net to the seller in cash (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”), without interest;

     WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth herein, Purchaser shall merge with and into the Company (the “Merger”) and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time, which will be canceled with no consideration paid in exchange therefor, and other than Dissenting Shares) will be canceled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and conditions set forth herein;

     WHEREAS, the Board of Directors of the Company (the “Company Board”) has, by the unanimous vote of the directors present, on the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement, and (iii) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, adopt the “agreement of merger” (as such term is used in Section 251 of the Delaware General Corporation Law (the “DGCL”)) set forth in this Agreement;

     WHEREAS, following the formation of Purchaser, Parent shall cause the Board of Directors of Purchaser to, on the terms and subject to the conditions set forth herein, unanimously approve and declare advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and Parent or a wholly owned Subsidiary of Parent (in each case, in its capacity as the sole stockholder of Purchaser) shall adopt the “agreement of merger” set forth in this Agreement in each case, in accordance with the DGCL; and

     WHEREAS, as an inducement to and condition to Parent’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement certain executives have each entered into an employment agreement with the Company (the “Employment Agreements”), which shall become effective at the Purchase Time.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

ARTICLE I

THE OFFER

     SECTION 1.1.      The Offer. (a) (i) Provided that Parent and Purchaser shall not have delivered (and been entitled to deliver) a notice of the Company’s breach with respect to the Company’s obligations under Section 6.3 (unless all such breaches set forth therein shall have been cured) Purchaser shall, and Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), not later than July 2, 2008 (provided that the Company shall be prepared to disseminate to its stockholders its Schedule 14d-9 and Schedule 14f-1 within such time period) the Offer to purchase all outstanding Shares at the Offer Price. The obligations of Purchaser (and of Parent to cause Purchaser) to accept for payment and to pay for any Shares validly tendered (and not withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver of those conditions set forth in Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be July 30, 2008 (the “Expiration Date”, unless Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, Section 1.1(a)(iii), in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire). Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition (as defined in Exhibit A), (D) add to the conditions set forth on Exhibit A, (E) modify the conditions set forth on Exhibit A in a manner adverse to the holders of Shares or in a manner that would delay consummation of the Offer, (F) reduce the time period during which the Offer shall remain open, or (G) extend the Expiration Date except as required or permitted by Section 1.1(a)(iii) . If, prior to the Purchase Time, this Agreement is terminated in accordance with Article VIII, Purchaser shall (notwithstanding clause (F) of the previous sentence) promptly terminate the Offer without accepting any Shares for payment and shall return the Shares tendered promptly after such termination.

     (ii)      Subject to the terms and conditions of this Agreement and to the satisfaction or (other than in the case of the Minimum Tender Condition, except with the prior written consent of the Company) waiver by Purchaser of the Offer Conditions as of the time of any Expiration Date, Purchaser shall, and Parent shall cause Purchaser to, accept for payment (the date of acceptance for payment, the “Purchase Date” and the time of acceptance for payment, the “Purchase Time”) and pay for Shares validly tendered and not withdrawn pursuant to the Offer promptly after such Expiration Date. If the Purchase Date occurs and Purchaser does not acquire (and would not own following an exercise of the Top-Up Option in accordance with the second to last sentence of Section 1.5(a)) a number of Shares sufficient to enable a merger to be consummated without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL or if a delay is anticipated in completing the Merger because all Required Merger Regulatory Approvals have not yet been received, Purchaser shall provide for subsequent offering periods for the Offer in accordance with Rule 14d-11 under the Exchange Act of not more than five (5) Business Days at a time until (i) Purchaser shall have acquired a number of Shares sufficient to enable a merger to be consummated without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL (taking into account an exercise of the Top-Up Option), and (ii) all Required Merger Regulatory Approvals shall have been received; provided that such subsequent offering periods shall not exceed an aggregate of twenty (20) business days (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act); provided further that Purchaser shall, and Parent shall cause Purchaser to, immediately accept and promptly pay for all Shares tendered during the subsequent offering period in accordance with Rule 14d-11 under the Exchange Act.

     (iii)      Purchaser may, in its sole discretion and without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or The Nasdaq Stock Market (“Nasdaq”) applicable to the Offer. Subject to the terms and conditions of this Agreement, Purchaser shall extend the Offer (x) on one or more occasions determined by Purchaser of up to five (5) Business Days per extension if, at any Expiration Date, any of the Offer Conditions has not been satisfied or waived, (y) if the Company delivers a Qualifying Transaction Notice and, on the date of delivery of such notice, the then scheduled Expiration Date is a date less than six (6) Business Days after such date of delivery, extend the Offer so that the Expiration Date does not occur until on or after the date that is six (6) Business Days following the date of delivery of the Qualifying Transaction Notice, and (z) if the Company delivers a Bid Deadline Notice and, on the date of delivery of such notice, the then scheduled Expiration Date is a date that is before the third Business Day following the Bid Deadline, extend the Offer so that the Expiration Date does not occur until one (1) Business Day after the Bid Deadline; provided, that if as of five (5) Business Days prior to any Expiration Date (A) the Minimum Tender Condition is not satisfied but all other Offer Conditions are satisfied or waived and (B) Purchaser shall have publicly announced that all conditions other than the Minimum Tender Condition have been satisfied or irrevocably waived and that Purchaser will let the Offer expire as of such Expiration Date, assuming there is no change in facts or circumstances that would make such conditions not satisfied, unless the Minimum Tender Condition is satisfied as of such Expiration Date, Purchaser shall not be obligated to (and shall not) extend the Offer past such Expiration Date.

     (b)      On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). The

Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree (i) to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) to provide the Company with any comments or responses thereto. Parent and Purchaser agree to respond promptly to any comments or questions of the SEC or its staff with respect to the Offer Documents or the Offer. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and Parent and Purchaser shall file an appropriate amendment or supplement describing such information as promptly as practicable with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable Law.

     (c)      Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

     (d)      Without prejudice to any rights Purchaser or Parent may have as a result of any breach of Section 6.1, if, between the date of this Agreement and the date on which any particular Share is accepted for payment and paid for pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such Share shall be appropriately and proportionately adjusted.

     SECTION 1.2.      Company Consent; Schedule 14D-9. (a) Subject to Section 6.3, the Company hereby approves of and consents to the Offer.

     (b)      On the date the Offer Documents are filed, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to Section 6.3(d), the recommendations of the Company Board described in Section 4.4(b) . The Company hereby consents to the inclusion of the recommendations of the Company Board described in Section 4.4(b) in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company’s stockholders, subject to the Company Board’s rights pursuant to Section 6.3. Parent and Purchaser shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to (i) provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto, and (ii) provide Parent and Purchaser with any comments or responses thereto. The Company agrees to respond promptly to any comments or questions of the SEC or its staff with respect to the

Schedule 14D-9. If, at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Schedule 14D-9 such that the Schedule 14D-9 would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and the Company shall file an appropriate amendment or supplement describing such information as promptly as practicable with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable Law.

     SECTION 1.3.      Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to, promptly (and in any event within three (3) Business Days after the date hereof) furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger and for customary solicitations of tenders, Parent, Purchaser and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listing and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

     SECTION 1.4.      Directors. (a) Subject to compliance with applicable Laws and Section 1.4(c), promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as shall satisfy the Minimum Tender Condition, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of Shares so purchased bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board, promptly fill vacancies on the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed. The Company shall, subject to any limitations imposed by applicable Laws, also use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of the Company Board (and of each board of directors and each committee thereof of each wholly owned Subsidiary of the Company) as the percentage of the entire Company Board represented by individuals designated by Purchaser. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of

Purchaser’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder.

     (b)      Following the election or appointment of Purchaser’s designees pursuant to Section 1.4(a) and prior to the Effective Time, (i) any amendment or termination of this Agreement requiring action by the Company Board, (ii) any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, (iii) any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, (iv) any exercise of the Company’s rights or remedies under this Agreement, and (v) any action to seek to enforce any obligation of Parent or Purchaser under this Agreement (or any other action by the Company Board with respect to this Agreement or the Merger if such other action adversely affects, or would reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Purchaser) may only be authorized by, and shall be undertaken by the Company upon the authorization of, a majority of the Continuing Directors. The Continuing Directors shall have the authority to retain counsel (which may include current counsel to the Company) and other advisors at the reasonable expense of the Company as determined appropriate by the Continuing Directors for the purpose of fulfilling their obligations hereunder and shall have the authority, after the Purchase Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.

     (c)      In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 1.4(a), until the Effective Time, the Company shall use its best efforts (and Parent shall cooperate with such efforts) to cause the Company Board to always have at least two (2) members who were members of the Company Board as of immediately prior to the Purchase Time and who are independent directors for purposes of the continued listing requirements of Nasdaq (each such member a “Continuing Director” and, collectively, “Continuing Directors”). If prior to the Effective Time, (i) the number of directors who are Continuing Directors is reduced to one (1), the remaining director who is a Continuing Director shall be entitled to designate one (1) person to the Company Board who is not an officer, director, employee or designee of Parent or any of its Affiliates and who shall be considered a Continuing Director for purposes of this Agreement, and (ii) there shall be no Continuing Directors for any reason, then the Company Board shall promptly designate two (2) individuals to serve on the Company Board who were members of the Company Board prior to the Purchase Time and who are independent directors for purposes of the continued listing requirements of Nasdaq, provided that if no such individual is willing or able to serve on the Company Board, the Company Board shall promptly designate two (2) individuals to serve on the Company Board who are not officers, directors, employees or designees of Parent or its Affiliates (and in each case, the persons so designated shall be considered Continuing Directors for purposes of this Agreement). Until the Effective Time, the audit committee of the Company Board shall be composed solely of independent directors as required by the Nasdaq rules.

     SECTION 1.5.      Top-Up Option. (a) The Company hereby irrevocably grants to Purchaser an option (the “Top-Up Option”), exercisable only after the acceptance by Purchaser of, and payment for, Shares tendered in the Offer, to purchase (for cash or a note payable) that number (but not less than that number) of Shares (the “Top-Up Shares”) as is equal to the lowest number of Shares that, when added to the number of Shares owned by Parent or Purchaser at the time of such exercise, shall constitute one share more than ninety percent (90%) of the total Shares then outstanding on a fully-diluted basis (assuming the issuance of the Top-Up Shares) at a price per Share equal to the Offer Price (which price shall be payable either (A) entirely in cash or (B) in cash in an amount equal to the aggregate par value of the purchased Top-Up Option Shares and by the issuance of a full recourse note with a principal amount equal to the remainder of the exercise price); provided, however, that (i) the Top-Up Option shall be exercisable only once, and only on or prior to the tenth (10th) Business Day (or such later date as shall be approved by the Continuing Directors) after the latest of the Expiration Date, the expiration date of any subsequent offering period and the receipt of all Required Merger Regulatory Approvals, (ii) in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then authorized and unissued Shares (including as authorized and unissued Shares, for purposes of this Section 1.5, any Shares held in the treasury of the Company), and (iii) the Top-Up Option may not be exercised if (A) any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Entity shall prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable, or (B) after the issuance of Shares pursuant to the Top-Up Option, it will be insufficient to allow Purchaser to effect the Merger without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL; provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement. Purchaser shall promptly exercise the Top-Up Option if the shares issuable upon exercise thereof would be sufficient to allow Purchaser to effect the Merger without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL. Purchaser shall, concurrently with the exercise of the Top-Up Option, give written notice to the Company that, as promptly as practicable following such exercise, Purchaser intends to (and Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 2.7.

     (b)      Purchaser shall notify the Company in writing of its exercise of the Top-Up Option and shall set forth in such notice the number of Shares owned by Parent and Purchaser immediately preceding the purchase of the Top-Up Shares. The closing of the purchase of the Top-Up Shares shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, on the second Business Day, after the delivery of such notice (or such earlier time as the parties may agree). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Purchaser in writing of the number of Shares then outstanding and the number of Top-Up Shares. At the closing of the Top-Up Option, Parent shall cause Purchaser to pay the Company the aggregate price required to be paid for the Top-Up Shares and the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Shares.

     (c)      Any certificates evidencing Top-Up Shares may include any legends required by applicable securities Laws.

     (d)      Parent and Purchaser acknowledge that the Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, and will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE II

THE MERGER

     SECTION 2.1.      The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

     SECTION 2.2.      Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, as soon as practicable, but in no event later than the second Business Day, after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

     SECTION 2.3.      Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.4.      Certificate of Incorporation; Bylaws. (a) At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety so as to read, subject to compliance with Section 6.5, as the certificate of incorporation of Purchaser immediately prior to the Effective Time (except that Article I thereof shall read as follows: “The name of the Corporation is Superior Essex Inc.”) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law.

     (b)      At the Effective Time, and without any further action on the part of the Company and Purchaser, the bylaws of the Company shall be amended and restated in their entirety so as to read, subject to compliance with Section 6.5, as the bylaws of Purchaser immediately prior to the Effective Time, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law.

     SECTION 2.5.      Directors and Officers. Subject to applicable Laws, (a) the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case until the earlier of his or her resignation, death or removal or until his or her successors are duly elected and qualified; and (b) the officers of the Company immediately prior to the Effective Time (other than the Chairman of the Board) shall be the officers of the Surviving Corporation, in each case until the earlier of his or her resignation, death or removal.

     SECTION 2.6.      Special Meeting. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7, and subject to applicable Laws and the other provisions of this Agreement, the Company, acting through its Board of Directors, shall, in accordance with applicable Laws, duly call, give notice of, convene and hold a special meeting (the “Special Meeting”) of its stockholders as soon as practicable following the consummation of the Offer for the purpose of adopting the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement and include in the Information Statement the Company Board Recommendation. Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by Parent or any of its direct or indirect Subsidiaries will be voted in favor of the Merger.

     SECTION 2.7.      Merger Without Meeting of Stockholders. If, following the Offer and any subsequent offering period or the exercise of the Top-Up Option, Parent and Purchaser (together with any other direct or indirect wholly owned Subsidiary of Parent), shall hold in the aggregate at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall (subject to Section 7.1) take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer or any subsequent offering period or the exercise of the Top-Up Option, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

     SECTION 3.1.      Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities, the following shall occur:

     (a)      each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.1(b) and any Dissenting Shares) shall be converted automatically into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of such Shares in the manner provided in Section 3.4;

     (b)      each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto;

     (c)      each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

     (d)      each share of preferred stock of Purchaser, if any, issued and outstanding immediately prior to the Effective Time shall be converted into one share of preferred stock of the Surviving Corporation having the same designations, powers, preferences, rights, qualifications, limitations and restrictions.

     SECTION 3.2.      Treatment of Equity Awards. (a) Each option to acquire Shares granted under the Company 2003 Stock Incentive Plan, the Company 2005 Incentive Plan and any other Company stock plan (other than the Company 2005 Employee Stock Purchase Plan (the “ESPP”)), in each case as amended through the Purchase Time (“Company Stock Plans”) (an “Option”), that is outstanding and unexercised immediately prior to the Purchase Time, whether or not vested, shall, by virtue of the occurrence of the Purchase Time and without any action on the part of Purchaser, the Company or the holder thereof, be vested and cancelled and shall solely represent the right to receive from the Company in exchange, at the Purchase Time or as soon as practicable thereafter, an amount in cash equal to the product of (i) the number of Shares subject to such Option and (ii) the excess, if any, of the Offer Price, without interest, over the exercise price per Share subject to such Option. The Company shall pay to the holders of Options the cash payments described in this Section 3.2(a) at or as soon as reasonably practicable after the Purchase Time, but in any event within five (5) Business Days following the Purchase Time.

     (b)      For the avoidance of doubt, pursuant to such action of the Compensation Committee of the Company Board described in clause (f), if the exercise price per Share of an

Option is equal to or greater than the Offer Price, then by virtue of the occurrence of the Purchase Time and without any action on the part of Purchaser, the Company or the holder thereof, the Option will be cancelled without payment of any consideration to the holder.

     (c)      Each award granted under the Company Stock Plans of (i) restricted shares, (ii) performance shares and (iii) restricted stock units, in each case that is outstanding prior to the Purchase Time shall by virtue of the occurrence of the Purchase Time and without any action on the part of the Purchaser, the Company or the holder thereof, be vested and cancelled and shall solely represent the right to receive from the Company in exchange, at the Purchase Time or as soon as practicable thereafter, the Merger Consideration with respect to each such restricted share, performance share or share underlying a restricted stock unit, as applicable, in accordance with Section 3.4. The Company shall pay to the holders of restricted shares, performance shares and restricted stock units the cash payments described in this Section 3.2(c) at or as soon as reasonably practicable after the Purchase Time, but in any event within five (5) Business Days following the Purchase Time.

     (d)      Prior to the Purchase Time, the ESPP will be terminated, and each ESPP participant’s account balance under the ESPP will be distributed to such participant, in each case in accordance with the terms of the ESPP, except that all administrative and other rights and authorities granted under the ESPP to the Company, the Company Board or any committee or designee thereof shall remain in effect and shall reside with the Company following the Purchase Time.

     (e)      The Company Stock Plans shall terminate as of the Purchase Time, and, subject to Section 3.2(d), any and all rights under any provisions in any other plan, program or arrangement, including any Company Plan, providing for the issuance or grant of any other interest in respect of the capital stock of the Company (other than the right to receive the payment contemplated by Sections 3.2(a), 3.2(c) and 3.2(d)) shall be canceled as of the Purchase Time, except that all administrative and other rights and authorities granted under the Company Stock Plans to the Company, the Company Board or any committee or designee thereof shall remain in effect and shall reside with the Company following the Purchase Time.

     (f)      The Company Board or the Compensation Committee of the Company Board shall pass such resolutions as are reasonably necessary to effectuate the provisions of this Section 3.2; it being understood that the intention of the parties is that immediately following the Purchase Time, no holder of any option, restricted share, performance share or restricted stock unit, or any participant in any Company Plan or other employee benefit arrangement of the Company, shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, the Surviving Corporation or any of their Subsidiaries pursuant to such Company Plan or other arrangement. Any notice which the Company shall deliver to the holders of options, restricted shares, performance shares or restricted stock units, or the participants in any other Company Plan, setting forth such holders’ rights pursuant to this Agreement shall be reasonably acceptable to Parent.

     (g)      Immediately following the Purchase Time, Parent shall fund (by purchasing newly-issued shares of common stock of the Company at the Offer Price or lending on arms-length terms) that amount of cash in U.S. dollars sufficient to pay all amounts in excess of an aggregate of $25 million required to be paid by the Company pursuant to Section 3.2(a), Section 3.2(c) and Section 6.14.

     SECTION 3.3.      Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares that have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Shares shall not constitute Dissenting Shares and instead shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, as set forth in Section 3.1 of this Agreement, without any interest thereon.

     (b)      The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

     SECTION 3.4.      Surrender of Shares. (a) Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) (and pursuant to a paying agent agreement in form and substance reasonably acceptable to Parent and the Company), in trust for the benefit of holders of Shares, sufficient funds to timely make the payment of the aggregate Merger Consideration with respect to all of the Shares outstanding immediately prior to the Effective Time (other than Cancelled Shares)and shall use its reasonable best efforts to cause the Paying Agent to make all required payments to holders of Shares in accordance with this Section 3.4. Such funds may be invested by the Paying Agent as directed by Parent; provided, that such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

     (b)      Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable in respect of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.4(b), each Certificate (other than Certificates representing Dissenting Shares, which shall have those rights, and only those rights, provided in Section 262 of the DGCL) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article III.

     (c)      At any time following the date that is twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

     (d)      After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article III.

     (e)      In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, including (unless waived by Parent or, pursuant to authority granted by Parent, by the Paying Agent) the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article III.

     SECTION 3.5.      Withholding Taxes. (a) Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable U.S. federal, state or local Tax Laws. To the extent that amounts are so properly withheld by the depository for the Offer, the Paying Agent, the Purchaser, the Surviving Corporation or Parent, as the case may be, and are paid to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other Person in respect of which such deduction and withholding was made by the depository, Paying Agent, the Purchaser, the Surviving Corporation or Parent, as the case may be.

     (b)      If any withholding or deduction is required to be made under the Laws of the Republic of Korea (or any political subdivision thereof) from the consideration otherwise payable under this Agreement to any holder of Shares or holder of equity awards described in Section 3.2 (except to the extent that such withholding or deduction arises as a result of the holder having a taxable presence (other than solely by reason of receiving the consideration otherwise payable under this Agreement) in the Republic of Korea), the amount of such payment to such holder of Shares or equity awards shall be increased to an amount which ensures that, after the making of that withholding or deduction, the holder entitled to receive such payment receives and retains (subject to Section 3.5(a)) a net sum equal to the payment which it would have received and retained had no such withholding or deduction been required (such increase being hereinafter referred to as the “Per Holder Make-Whole Amount”). The total amount of funds necessary and sufficient to ensure that each holder of Shares and each holder of equity awards described in Section 3.2 receives in full the Per Holder Make-Whole Amount to which such holder is entitled pursuant to the foregoing sentence shall hereinafter be referred to as the “Aggregate Make-Whole Amount.” Prior to the Effective Time, Parent shall deposit with the Paying Agent, in accordance with Section 3.4(a) hereof, an amount of funds in cash which in Parent’s good faith estimate shall be equal to or exceed the Aggregate Make-Whole Amount. If, at any time after the Effective Time, the Aggregate Make-Whole Amount exceeds the estimated Aggregate Make-Whole Amount, Parent shall deposit with the Paying Agent, from time to time, such funds as are necessary and sufficient to ensure that the sum of the estimated Aggregate Make-Whole Amount and the additional funds deposited equals or exceeds at all times the Aggregate Make-Whole Amount.

     SECTION 3.6.      Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change (other than to the extent such event shall have been taken into account pursuant to an adjustment in the Offer Price pursuant to Section 1.1(d)) .

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in (x) the correspondingly numbered Section of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule with respect to such matter), or (y) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Company 10-K”) or any SEC Reports filed or furnished subsequent to the filing of the 2007 Company 10-K prior to the date hereof (excluding any disclosures to the extent they are described under “Risk Factors” or which are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

     SECTION 4.1.      Organization and Qualification; Subsidiaries. (a) Each of the Company and its Subsidiaries is a duly organized and validly existing corporation or other entity in good standing (with respect to jurisdictions which recognize that concept) under the Laws of its jurisdiction of incorporation or organization, with all corporate or other entity power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease or sublease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so organized, existing, in good standing or to have such power or authority would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not prevent or materially impair the ability of the Company to perform its obligations under this Agreement or materially delay the transactions contemplated by this Agreement. “Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, (1) any changes, effects, events or occurrences shall not be deemed to constitute a Material Adverse Effect to the extent arising out of, relating to or resulting from (i) changes in general economic or political conditions or in the industries or geographic markets in which the Company or its Subsidiaries operate; (ii) changes in the securities, credit, currency or financial markets generally; (iii) changes or proposed changes in Laws or regulations (or interpretations thereof) of general applicability that are applicable to the Company or its Subsidiaries or applicable accounting regulations or principles or the interpretation thereof; (iv) compliance with the terms of, or the taking of any action required by, this Agreement or consented to or requested by Parent in writing; (v) any acts of terrorism or war (or the escalation of the foregoing) (other than any of the foregoing that causes any damage or destruction to, or renders unusable any material facility or property of the Company or of any of its Subsidiaries); (vi) changes in the supplies or prices of copper or other raw materials, commodities or energy generally; or (vii) the announcement or pendency of this Agreement or the transactions contemplated hereby (except, in the case of the foregoing clauses (i) and (v), to the extent such changes, effects, events or occurrences referred to therein have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the magnet wire, communications cable, enamel and related distribution businesses); or (2) a decline in the trading price of the Shares or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period or periods shall not be deemed to constitute a Material Adverse Effect (but this clause (2) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change or development underlying or contributing to such decline or failure has resulted in, or contributed to, a Material Adverse Effect).

     (b)      Section 4.1(b) of the Company Disclosure Schedule sets forth a list of each Subsidiary of the Company (other than dormant subsidiaries). Neither the Company nor any of its Subsidiaries owns, directly or indirectly, beneficially or of record, any interest in any Person other than the Company’s Subsidiaries.

     SECTION 4.2.      Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect, including all amendments thereto (respectively, the “Certificate of Incorporation” and “Bylaws”) and of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for each Significant Subsidiary of the Company. The Certificate of Incorporation and the Bylaws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

     SECTION 4.3.      Capitalization. (a) The authorized capital stock of the Company consists of (i) 33,000,000 Shares and (ii) 7,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

     (b)      As of the close of business on May 31, 2008 (the “Capitalization Date”): (i) 19,733,790 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights; (ii) an aggregate of 1,321,794 Shares were reserved for issuance upon or otherwise deliverable in connection with the vesting of outstanding equity-based awards or the exercise of outstanding Options issued pursuant to the Company Stock Plans or the purchase of Shares by participants in the ESPP; (iii) no shares of Preferred Stock were outstanding; and (iv) 1,349,108 Shares and no shares of Preferred Stock were held in the treasury of the Company. From the close of business on the Capitalization Date through the date of this Agreement, no options or other rights to acquire Shares or shares of Preferred Stock have been granted (other than the Top-Up Option) and no Shares or shares of Preferred Stock have been issued or sold from treasury, except for Shares issued pursuant to the exercise of Options in accordance with their terms. Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, each Option and other equity-based award outstanding under any Company Plan, the number of Shares issuable thereunder and the expiration date and exercise or conversion price relating thereto.

     (c)      Except as set forth in clauses (a) and (b) of this Section 4.3 (including Shares described therein as reserved for issuance upon the exercise of Options) and for the Company’s obligations under this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the

Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (C) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”); (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to any Company Securities to which the Company is a party.

     (d)      As of the Capitalization Date, 5,000,003 shares of Series A Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), of Superior Essex Holding Corp. were issued and outstanding. The Series A Preferred Stock and all other outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares of capital stock or other equity interests are owned beneficially and of record by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”) other than Liens with respect to shares of capital stock of foreign Subsidiaries of the Company related to indebtedness reflected on the Audited Balance Sheet (or in the notes thereto) and other than as imposed by applicable Law. There are not outstanding or authorized any (A) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company (other than the €6.0 million principal amount of 3% convertible bonds of Invex S.p.A. due January 2010 which are convertible into shares of common stock of Invex S.p.A.) or (B) options or other rights to acquire from any Subsidiary of the Company, or any obligation of any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company (collectively, “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities, and there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to any Subsidiary Securities to which the Company or any of its Subsidiaries is a party.

     SECTION 4.4.      Authority. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the Company’s stockholders under the DGCL to the extent required by applicable Law, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the affirmative vote of a majority of the outstanding Shares as of the record date for the meeting (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

     (b)      The making of any offer and proposal by Parent or Purchaser in connection with, and leading to, the execution and delivery of this Agreement has been consented to by the Company Board in accordance with the terms and provisions of the Confidentiality Agreement. As of the date hereof, the Company Board (at a meeting or meetings duly called and held) has, by the unanimous vote of the directors present: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement, including the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement; (iii) directed that the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement be submitted to the stockholders of the Company for adoption (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7); and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement (the “Company Board Recommendation”), which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

     SECTION 4.5.      No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company, the consummation of the Offer, and, subject to the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the Company’s stockholders under the DGCL to the extent required by applicable Law, the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement of any Governmental Entity (“Law”) or any Nasdaq rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries under any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right, Lien or other occurrence which would not (I) have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (II) prevent or materially impair or reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement or materially delay the transactions contemplated by this Agreement.

     (b)      The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory authority, agency, court, commission, or any other governmental body (each, a “Governmental Entity”) or any stock exchange, except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Schedule 14D-9 and the Information Statement), and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the applicable requirements of Nasdaq, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States or investment Laws relating to foreign ownership (“Foreign Antitrust Laws”), (vi) any such consent, approval, authorization, permit, action, filing or notification arising from the business, operations or nationality of Parent or its affiliates, and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) prevent or materially impair or reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement or materially delay the transactions contemplated by this Agreement.

     SECTION 4.6.      Compliance. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and since November 10, 2003 have been, in compliance with all Laws applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, (b) the Company and its Subsidiaries have all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations (“Permits”) from Governmental Entities required to conduct their respective businesses as currently conducted, and (c) the Company and its Subsidiaries are in compliance with all such Permits.

     SECTION 4.7.      SEC Filings; Financial Statements. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or transmitted by it with or to the SEC since January 1, 2005 (such documents filed or otherwise transmitted since January 1, 2005, the “SEC Reports”). As of their respective dates, or, if amended, as of the date of the last such amendment (in the case of SEC Reports filed or transmitted prior to the date hereof, the date of the last such amendment prior to the date hereof), each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing (but in the case of SEC Reports filed or transmitted prior to the date hereof, the date of the last such amendment prior to the date hereof)), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b)      The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the SEC Reports, as amended and supplemented (but in the case of SEC Reports filed or transmitted prior to the date hereof, as amended or supplemented prior to the date hereof) (the “Financial Statements”), have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects in conformity with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year-end audit adjustments, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC).

     (c)      The Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms. The Company has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Prior to the date hereof, the Company has made available to Parent a reasonable and materially accurate summary of any such disclosures made by management to the Company’s auditors and the audit committee of the Company Board since January 1, 2007. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective.

     (d)      Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, known or unknown, whether due or to become due, that are required to be recorded or reflected on a balance sheet under GAAP, other than liabilities (i) as and to the extent reflected or reserved against on the Audited Balance Sheet or in the notes thereto, (ii) incurred in the ordinary course of business since

December 31, 2007 or arising in connection with this Agreement or the transactions contemplated hereby or (iii) which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The “Audited Balance Sheet” means the consolidated balance sheet of the Company dated as of December 31, 2007 included in the 2007 Company 10-K.

     SECTION 4.8.      Absence of Certain Changes or Events. (a) Since December 31, 2007 through the date of this Agreement, the Company and its Subsidiaries have conducted, in all material respects, their business in the ordinary course consistent with past practice.

     (b)      Since December 31, 2007, there has not been (and there is not) any change, condition, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c)      The Compensation Committee of the Company Board is (and at all times since discussions relating to the transaction contemplated hereby between the Company and Parent or its Representatives began was, and at all times until the first date on which the Purchaser’s designees constitute a majority of the Company Board pursuant to Section 1.4 will be) composed solely of “independent directors” for purposes of Rule 14d-10(2) under the Exchange Act.

     SECTION 4.9.      Absence of Litigation. (a) There is no claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Entity (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of its or their properties or assets, other than any such Proceeding that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree.

     (b)      As of the date hereof, to the knowledge of the Company, no officer or director of the Company or any of its Subsidiaries is a defendant in any pending material Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such Proceeding is threatened in writing.

     SECTION 4.10.      Employee Benefit Plans. (a) Section 4.10(a) of the Company Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material employment, bonus, vacation, stock option, stock purchase, restricted stock or other equity-based incentive, deferred compensation, profit sharing, savings, retirement, retiree medical or life insurance, supplemental retirement, severance, fringe benefit, retention, change of control or other benefit plans, programs, agreements, contracts, policies or arrangements contributed to, sponsored or maintained by the Company (excluding any government sponsored or required benefit plan, program, policy or arrangement) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company (collectively, the “Company Employees”) or to which the Company is a party or with respect to which the Company has or would reasonably be expected to have any liability (such plans, programs, policies, agreements and arrangements, including the Company Stock Plans and the ESPP, collectively, “Company Plans”); provided, however, that with respect to Company Plans that are required pursuant to any collective bargaining agreement or any labor or trade union contract or a works’ council outside the United States, the parties hereto acknowledge and agree that (i) Section 4.10(a) of the Company Disclosure Schedule will not include such Company Plans and (ii) the Company shall provide to Parent a list of such Company Plans as soon as practicable following the execution of this Agreement (but in any event, within 45 days following the date hereof).

     (b)      With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter received from the Internal Revenue Service (the “IRS”) for each Company Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) the most recent summary plan description and any summaries of any material modification of such Company Plan, (iv) all prospectuses prepared in connection with any such Plan, (v) any material participant communications made since July 1, 2007, (vi) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, if any, and (vii) any comparable documents with respect to each Company Plan subject to any foreign Laws that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction (the documents described in clauses (i) through (vii) above, the “Related Documents”); provided, however, that with respect to Company Plans that are required pursuant to any collective bargaining agreement or any labor or trade union contract or a works’ council outside the United States, the parties hereto acknowledge and agree that to the extent such Company Plans have not been made available to Parent as of the date hereof, the Company shall provide to Parent a copy of such Company Plans and any Related Documents as soon as practicable following the execution of this Agreement (but in any event, within 45 days following the date hereof).

     (c)      Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) Each Company Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations; (ii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan; and (iii) all contributions, premiums and other payments required to be made with respect to each Company Plan have been made on or before their due dates under applicable Law and the terms of such Company Plan.

     (d)      Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, there are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Company Plans) against or involving any Company

Plan or asserting any rights to or claims for benefits under any Company Plan, and with respect to each Company Plan for which financial statements are required by ERISA, as of the date hereof, there has not been, and the Company does not reasonably expect that there will be, any adverse change in the financial status of such Company Plan since the date of the most recent such statements provided to Purchaser by the Company.

     (e)     Neither the Company or any of its Subsidiaries nor any other Person that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, an “ERISA Affiliate”), is now contributing to or has any liability to, or has at any time within the past six years (and in the case of any such other person or entity, only during the period within the past six years that such other person or entity was an ERISA Affiliate) contributed to or had any liability to (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

     (f)      Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened with respect to any Company Plan.

     (g)     Neither the Company or any of its Subsidiaries nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied in full and, to the knowledge of the Company, no condition exists that would reasonably be expected to present a risk to the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation.

     (h)     No Company Plan provides post-termination welfare benefits, and neither the Company nor any of its Subsidiaries has any obligation to provide any post-termination welfare benefits, in each case, other than health care continuation as required by Section 4980B of the Code or similar Law of any state or foreign jurisdiction.

     (i)      Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the knowledge of the Company, no circumstances exist which would materially and adversely affect such favorable determination or such Company Plan’s qualified status.

     (j)      Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005, based upon a reasonable interpretation of Section 409A and the regulations and guidance issued thereunder. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to any Company Plan maintained outside the United States, to the knowledge of the Company, all applicable foreign qualifications or registration requirements have been satisfied.

     (k)      Neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will or may (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits, or any similar consequence with respect to any Company Employee, (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Company Plan or (iii) result in the failure of any amount to be deductible by reason of Section 280G of the Code.

     (l)       All Options and other equity-based awards under Company Plans (i) have been granted in compliance with the terms of the applicable Company Plans, with applicable Laws, and with the applicable provisions of the Company’s certificate of incorporation and bylaws as in effect at the time of the applicable grant, and (ii) are accurately disclosed as required by applicable Law in (x) the SEC Reports and the Financial Statements and (y) the Tax returns of the Company. All Options have been appropriately accounted for in accordance with GAAP.

     SECTION 4.11.      Labor and Employment Matters. As of the date hereof, (a) neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement or any labor union contract, nor, to the knowledge of the Company, are there any material activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization; and (b) there is no pending or, to the knowledge of the Company, threatened material labor strike, walkout, work stoppage, or lockout with respect to employees of the Company or any of its Subsidiaries. No grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries that would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.12.      Insurance. Section 4.12 of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies issued in favor of the Company or any of its Significant Subsidiaries, or pursuant to which the Company or any of its Significant Subsidiaries is a named insured or otherwise a beneficiary, as well as any material historic incurrence-based policies still in force. With respect to each such insurance policy, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default under any such policy.

     SECTION 4.13.      Properties. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries: (i) has good title to all the real property and tangible personal property reflected on the Audited Balance Sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens, except (A) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (B) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (C) other statutory liens securing payments not yet due, (D) purchase money Liens and Liens securing rental payments under capital lease arrangements, (E) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (F) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the Audited Balance Sheet (or in the notes thereto), and (G) other Liens being contested in good faith in the ordinary course of business and which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) is the lessee or sublessee of all leasehold or subleasehold estates reflected in the latest Financial Statements or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased or subleased thereunder, and each such lease or subleased is valid without material default thereunder by the lessee or sublessee or, to the Company’s knowledge, the lessor or sublessor.

     SECTION 4.14.      Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

     (a)      (i) The Company has timely filed (taking into account any extension of time within which to file) or caused to be filed all returns relating to Taxes required to be filed by applicable Law with respect to the Company or any of its Subsidiaries or any of its or their income, properties or operations, (ii) all such returns are true, correct and complete, and (iii) the Company has timely paid or caused to be paid all Taxes attributable to the Company or any of its Subsidiaries that were due and payable without regard to whether such Taxes have been assessed or have been shown on such Tax returns, including any Taxes required to be withheld from amounts owing to any employee, creditor, shareholder or other third party, except, in each case of clauses (i) through (iii), with respect to matters contested in good faith or for which adequate reserves are reflected, in accordance with GAAP, in the Financial Statements.

     (b)      As of the date hereof, no taxing authority has proposed in writing any liability for any Tax to be imposed upon the Company or any of its Subsidiaries for the tax periods (or portions thereof) ending on or prior to the Purchase Time for which there is not an adequate reserve, in accordance with GAAP (regardless of whether the liability for such Taxes is disputed).

     (c)      All federal, state, local and foreign income Tax returns of the Company and its Subsidiaries have been audited and settled, or are closed to assessment, for all years through 2003. There is no claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and to the knowledge of the Company there is no outstanding audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable. There are no closing agreements pursuant to Section 7121 of the Code.

     (d)      There is no obligation of the Company or any of its Subsidiaries to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or any of its Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by contract or otherwise. No claim that remains unresolved has been made by any authority in a jurisdiction where the Company or any of its Subsidiaries has not filed income or franchise Tax returns that the Company or such Subsidiary is or may be subject to income or franchise taxation by that jurisdiction.

     (e)      To the knowledge of the Company, there are no statutory Liens with respect to Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings) on any of the assets or properties of the Company or any of its Subsidiaries.

     (f)      None of the Company, any of its Subsidiaries or any predecessors of the Company or any of its Subsidiaries by merger or consolidation has since January 1, 2006 been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

     (g)      Neither the Company nor any of its Subsidiaries has engaged in a transaction that is “listed” within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.

     (h)      For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, worker’s compensation, unemployment, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines or additions to tax in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

     SECTION 4.15.      Schedule 14D-9; Offer Documents; Information Statement. (a) None of the information supplied or to be supplied by or on behalf of the Company or any Affiliate of the Company for inclusion in the Offer Documents will, at the time such documents are filed with the SEC, at the time they are mailed to stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will not, at the time it is filed with the SEC, at the time it is mailed to stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser which is included in the Offer Documents or the Schedule 14D-9. The Schedule 14D-9 will, at the time it is filed with the SEC, at the time it is mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

     (b)      The letter to stockholders, notice of meeting and information statement or proxy statement and form of proxy, as the case may be, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Information Statement”) will not, at the time the Information Statement is first mailed to stockholders of the Company, at the time any amendment or supplement thereto is filed with the SEC, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or any Affiliate of Parent or Purchaser which is included in the Information Statement. The Information Statement will, at the time the Information Statement is first mailed to stockholders of the Company, at the time of the Special Meeting, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

     SECTION 4.16.      Intellectual Property. (a) As used herein, “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, Internet domain names, trade dress, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively, the “Trademarks”); (ii) inventions and discoveries, whether or not patentable, and invention disclosures (collectively, the “Inventions”); (iii) patents, registrations, and applications therefor, including divisionals, provisionals, continuations and continuations-in-part applications, and including extensions, reexaminations and reissues (collectively, the “Patents”); (iv) trade secrets, confidential information and know-how, including processes, methods, schematics, business methods, formulae, drawings, prototypes, models and designs (collectively, the “Trade Secrets”); and

(v) software, copyrighted works and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, the “Copyrights”). “Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

     (b)      Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries owns or possesses legally enforceable rights to use, in each case free and clear of any and all Liens, covenants and restrictions (except, in the case of licenses, the interests of the licensing party and the terms and conditions of such licenses), all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

     (c)      Section 4.16(c) of the Company Disclosure Schedule sets forth (i) a list of all material United States and foreign Patents owned by the Company or any of its Subsidiaries; (ii) a list of all material United States and foreign registered Trademarks (other than Internet domain names) owned by the Company or any of its Subsidiaries; (iii) a list of all material Internet domain names owned by the Company or any of its Subsidiaries; and (iv) a list of all material registered Copyrights owned (in whole or in part) by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”), and in each case identifies the name of the owner of such Company Registered Intellectual Property, and, as applicable, the patent number, registration number or application number and the relevant filing jurisdiction.

     (d)      Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all documents, recordations, certificates and fees (including filing, examination and maintenance fees) in connection with any Company Registered Intellectual Property required to be filed or paid on or before the Purchase Time have been filed or paid with the relevant patent, copyright, trademark or other authorities in the United States or other jurisdictions, as the case may be (except for any item of Company Registered Intellectual Property that the Company or any of its Subsidiaries has elected in the course of its normal business practice to abandon, lapse or expire). To the knowledge of the Company, there have been no material misrepresentations to or concealment of any material information from the United States Patent and Trademark Office or other applicable Governmental Entity in connection with any material item of Company Registered Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted (including failure to disclose any known material prior art in connection with the prosecution of patent applications with respect to any Patent). Each item of Company Registered Intellectual Property issued by or registered with the United States Patent and Trademark Office or other applicable Governmental Entity was validly issued or registered, is subsisting and has not expired or been cancelled or abandoned. Neither the Company nor any of its Subsidiaries has received in the three-year period prior to the Purchase Time any written notice or claim (or to the knowledge of the Company, oral notice or claim), challenging the Company’s or any of its Subsidiaries’ ownership of the Owned Intellectual Property, or the Company’s or any of its Subsidiaries’ entitlement to use the Licensed-In Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership with respect to the Owned Intellectual Property or (other than the licensor’s interest) with respect to the Licensed-In Intellectual Property and, to the knowledge of the Company, there is no valid basis for any such claim. As of the date hereof, to the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Owned Intellectual Property rights of the Company or any of its Subsidiaries. There is no claim asserted, threatened or planned to be asserted by the Company or any of its Subsidiaries that (i) any third party has infringed, misappropriated or otherwise violated any Owned Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of the Owned Intellectual Property rights.

     (e)      The Company and its subsidiaries have adopted the following measures to protect Intellectual Property rights for Intellectual Property developed by employees on behalf of the Company or its Subsidiaries: the Company’s Employee Handbook; a Standards of Business Conduct; guidelines for trademark usage identified by the Company’s Brand Identity Standards; confidentiality agreements with third parties; and agreements with certain employees engaged in technology development.

     (f)       Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, nor any of their respective products or the conduct of their business, is infringing, diluting, using without authorization or misappropriating any Intellectual Property of any third party, (ii) neither the Company nor any of its Subsidiaries has received since November 10, 2003 and prior to the Purchase Time any written claim or notice alleging any such infringement, violation, dilution, use or misappropriation, and (iii) to the knowledge of the Company, none of the activities of the employees of the Company or any of its Subsidiaries violates any Contract, arrangement or fiduciary duty which any such employee has with a former employer for the protection of confidential information or assignment of Intellectual Property rights, and no such former employer has asserted in writing to the Company or any of its Subsidiaries any such violation.

     SECTION 4.17.      Environmental Matters. (a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and each of its Subsidiaries are and since November 10, 2003 have been in compliance with all applicable Environmental Laws, and possess and are and since November 10, 2003 have been in compliance with all material Environmental Permits required under such Environmental Laws with respect to the business or operations of the Company; (ii) all Environmental Permits held by or required for the current operations of the Company or any of its Subsidiaries are in full force and effect; (iii) neither the Company nor any of its Subsidiaries is the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was retained or assumed either contractually or by operation of law by the Company or any of its Subsidiaries; (iv) to the knowledge of the Company, neither the Company or any of its Subsidiaries has managed, used, stored, or disposed of Hazardous Substances, and no Hazardous Substances are present or have been Released or threatened to be Released, on, at or beneath any properties historically or currently owned, leased, operated or used by the Company or any of its Subsidiaries or any Person whose liability for the claim was retained or assumed by the Company or any of its Subsidiaries either contractually or by operation of law, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against the Company or any of its Subsidiaries or a requirement for investigation or remediation pursuant to Environmental

Law; and (v) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any Release or threatened Release of Hazardous Substances at any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate Governmental Entity, discharged in bankruptcy, subject to a contractual indemnity of a third party, or otherwise resolved, discharged or satisfied.

     (b)      For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Claim” shall mean any Proceeding, claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) under Environmental Laws or otherwise based on or resulting from (i) the actual or alleged presence or Release of or any exposure to any Hazardous Substances at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) any violation or alleged violation of any Environmental Laws.

“Environmental Laws” shall mean all Laws relating to: (i) protection, preservation or cleanup of the environment or natural resources; (ii) any Release or threatened Release of or exposure to any Hazardous Substances, including, without limitation, control, investigation, study, assessment, testing, monitoring, containment, removal, remediation, cleanup or abatement of such Release or threatened Release or exposure; (iii) the management, manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, registration, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Hazardous Substances; or (iv) health and safety.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“Hazardous Substance” shall mean any pollutant, contaminant, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent, including all substances, materials or wastes which are subject to regulation or give rise to liability under any Environmental Law.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

     SECTION 4.18.      Contracts. (a) Except for this Agreement and except for any Contract filed as an exhibit to the SEC Reports, Section 4.18 of the Company Disclosure Schedule lists, and the Company has made available to Parent true, correct and complete copies (except for redactions of competitive information) of, each and every Contract (in each case, determined as of the date hereof) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound and which is currently in effect or under which the Company or any of its Subsidiaries has any continuing rights or obligations:

     (i)      that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

     (ii)      that is a license, sublicense or other Contract pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company, excluding generally commercially available, off-the-shelf software programs (the “Licensed-In Intellectual Property” and such license, sublicense or other Contract, a “Licensed-In Agreement”);

     (iii)     that is a license, sublicense or other Contract pursuant to which any third party (A) is authorized to use Owned Intellectual Property that is material to the business of the Company or (B) has obtained and continues to have exclusive rights in Owned Intellectual Property that is material to the business of the Company and its Subsidiaries, other than licenses, sublicenses and other Contracts relating to Owned Intellectual Property granted in the ordinary course of business consistent with past practice;

     (iv)     that contains covenants that materially restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or any of its Affiliates) to compete with any Person or in any business, geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, except for any such Contract that may be canceled without material penalty by the Company or its Subsidiaries upon notice of sixty (60) days or less;

     (v)      any material partnership or joint venture or pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or extension of credit to any Person;

     (vi)      agreements for or related to (A) indebtedness for borrowed money (other than intercompany indebtedness) having an outstanding principal amount in excess of $10 million or (B) any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract not entered into in the ordinary course of business; or

     (vii)     with respect to any acquisition or disposition of any Person or business or material portion thereof pursuant to which the Company or any of its

Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $10 million.

Each such Contract described in clauses (i) through (vii) is referred to herein as a “Material Contract.”

     (b)      Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is valid and binding on the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto and is in full force and effect, and the Company and its Subsidiaries have performed and complied with all material obligations required to be performed or complied with by it under each Material Contract. Except in any case of default as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and (y) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party.

     SECTION 4.19.      Affiliate Transactions. As of the date hereof, no executive officer or director of the Company is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing since January 1, 2008, in each case, that is of a type and amount that would be required to be disclosed in the Company’s annual proxy statement under Item 404 of Regulation S-K under the Securities Act that has not been disclosed in the 2007 Company 10-K or in SEC Reports filed subsequent to the filing thereof and prior to the date of this Agreement.

     SECTION 4.20.      Opinion of Financial Advisor. J.P. Morgan Securities Inc. (the “Financial Advisor”) has delivered to the Company Board its opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders.

     SECTION 4.21.      Brokers; Certain Fees. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries, except as provided in the letter agreement between the Company and the Financial Advisor dated April 23, 2008, a complete and correct copy of which was made available to Parent prior to the date of this Agreement.

     SECTION 4.22.      Takeover Laws. The Company Board has, prior to the execution of this Agreement, (a) approved, for purposes of Section 203 of the DGCL, this Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger and (b) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby, which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

     Except as set forth in the correspondingly numbered Section of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Parent Disclosure Schedule with respect to such matter), Parent and Purchaser, jointly and severally, hereby represent and warrant to the Company as follows (it being understood that representations and warranties by Purchaser and by Parent with respect to Purchaser are made effective upon, and as of, the date of the Joinder):

     SECTION 5.1.      Organization. Each of Parent and Purchaser is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other entity power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect. As of the date of the Joinder, Parent owns, beneficially and of the record, directly or through one or more wholly owned Subsidiaries of Parent, all of the outstanding capital stock of Purchaser free and clear of all Liens (other than Liens contemplated by the Debt Financing Commitments). At the Purchase Time and at the Effective Time, Parent will own, beneficially and of record, directly or through one or more wholly-owned Parent Subsidiaries at least 80% of the outstanding capital stock of Purchaser free and clear of all Liens (other than Liens contemplated by the Debt Financing Commitments). Purchaser has no outstanding option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Purchaser other than as may be contemplated by the New Equity Financing Commitments. Purchaser is being formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities except as contemplated by this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger, the Financing and the other transactions contemplated by this Agreement. “Purchaser Material Adverse Effect” means any change, effect, event or occurrence that would prevent or materially impair the ability of Parent or Purchaser to perform their respective obligations under this Agreement (including to satisfy the Offer Conditions or the conditions precedent to the Merger or to obtain financing for the Offer or the Merger) or materially delay the consummation of the transactions contemplated by this Agreement.

     SECTION 5.2.      Authority. Each of Parent and Purchaser has all necessary corporate or other entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Purchaser, and no other corporate or other entity proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

     SECTION 5.3.      No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Purchaser, do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or any rule or regulation of any stock exchange applicable to Parent or Purchaser or by which either of them or any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or Purchaser under, any Contracts to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which Parent, Purchaser or any of their respective Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

     (b)      The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the transactions contemplated hereby by each of Parent and Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity or any stock exchange, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of the HSR Act, (iii) the applicable requirements of Nasdaq, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) the applicable requirements of Foreign Antitrust Laws, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have or reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

     SECTION 5.4.      Absence of Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such Proceedings that would not have or reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not have or reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

     SECTION 5.5.      Offer Documents; Schedule 14D-9; Information Statement. (a) None of the Offer Documents will, at the time such documents are filed with the SEC, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by or on behalf of the Company or any Affiliate of the Company that is included therein. The Offer Documents will, at the time the Offer Documents are filed with the SEC, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     (b)      None of the information supplied in writing by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser that is included in the Information Statement or the Schedule 14D-9 will, at the times such documents are filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, in the case of the Information Statement, at the time the Information Statement is mailed to stockholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 5.6.      Brokers. Except for Macquarie Securities Korea Limited, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

     SECTION 5.7.      Financing. Parent has, and at all times through the Purchase Date and the Closing will have, available sufficient cash, cash equivalents, fully committed and available lines of credit and definitive financing commitments to satisfy its obligations to permit Purchaser to purchase and pay for Shares pursuant to the Offer, to pay all fees and expenses related to the transactions contemplated by this Agreement to be paid by it, and to consummate the Merger and the other transactions contemplated by this Agreement. Parent will provide, or cause to be provided, such funds to Purchaser or the Paying Agent at or prior to the Purchase Date and the Effective Time, respectively. Parent has delivered to the Company true and complete copies of the executed commitment letters (collectively, the “Existing Debt Financing

Commitments”), pursuant to which such lenders party thereto have committed, subject to the terms thereof, to provide or cause to be provided the amounts set forth therein (the “Existing Debt Financing”). The Existing Debt Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent and the other parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. There are no conditions precedent or other contingencies to the funding of the Existing Debt Financing other than as set forth in the Existing Debt Financing Commitments. Prior to the date of this Agreement, none of the Existing Debt Financing Commitments has been modified or amended, and the commitments contained therein have not been withdrawn or rescinded in any respect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Purchaser or any other party to the Existing Debt Financing Commitments. As of the date hereof, neither Parent nor Purchaser (A) is aware of any fact or occurrence that makes any of the assumptions or the representations or warranties of Parent or any of its Affiliates party to the Existing Debt Financing Commitments, in the Existing Debt Financing Commitments inaccurate in any material respect, (B) has any reason to believe that it will be unable to satisfy any term or condition of closing to be satisfied by it or its affiliates contained in the Financing Commitments, and (C) has any reason to believe that any portion of the Financing required to consummate the transactions contemplated hereby will not be available to Parent and Purchaser at the Purchase Time and the Effective Time, as applicable. Parent and Purchaser and any of their Affiliates party to the Financing Commitments have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by them on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. The Financing Commitments, if and when funded, together with Parent’s available cash, cash equivalents, and fully committed and available lines of credit, will provide Parent and Purchaser with financing at the Purchase Time and the Effective Time, as applicable, sufficient to, and may be used to, satisfy all of Parent’s and Purchaser’s obligations under this Agreement (including, without limitation, amounts needed to purchase the Shares pursuant to the Offer and pay the Merger Consideration, the payments described in Section 3.2(g) of this Agreement, the funding, refinancing or prepayment of the Company’s outstanding Notes, and any fees and expenses of or payable by Parent, the Purchaser or the Surviving Corporation). To the extent that availability under any fully committed line of credit comprises a portion of the Financing, such availability shall not be utilized or reduced and shall otherwise be maintained from the date hereof (or, if other than an Existing Debt Financing Commitment, from the date that Financing replaces an Existing Debt Financing Commitment) to the Closing Date.

     SECTION 5.8.      Parent Financial Statements. Section 5.8 of the Parent Disclosure Schedule sets forth the audited consolidated statement of income of Parent for the year ended December 31, 2007 and the audited consolidated balance sheet of Parent as of December 31, 2007 (collectively, the “Parent Financial Statements”). The Parent Financial Statements fairly present, in all material respects, the results of operations for the periods and the financial condition of Parent as of the dates referred to in the Parent Financial Statements, all in accordance with generally accepted accounting principles in the Republic of Korea.

     SECTION 5.9.      Company Stock. Neither Parent nor any of its Affiliates is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, or is the record holder of, Shares, and is not a party to any agreement, arrangement or understanding (other than this Agreement, the Financing Commitments and related agreements, arrangements or understandings with the counterparties thereto or with Parent’s financial advisor), for the purpose of acquiring, holding, voting or disposing of any Shares.

     SECTION 5.10.    Independent Investigation. In entering into this Agreement and each of the other documents and instruments relating to the Offer and the Merger referred to herein, each of Parent and Purchaser has relied solely upon its own investigation and analysis, and each of Parent and Purchaser acknowledges and agrees (a) that, except for the specific representations and warranties of the Company contained in this Agreement (including the Company Disclosure Schedule), none of the Company or its Affiliates nor any of their respective stockholders or Representatives makes or has made any representation or warranty, either express or implied, with respect to the Company or its Subsidiaries or their business, operations, technology, assets, liabilities, results of operations, financial condition or prospects, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, data room, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent, Purchaser or any of their Affiliates, stockholders, or Representatives and (b) that, to the fullest extent permitted by applicable Law, the Company and its Affiliates and their respective Subsidiaries, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Purchaser or their Affiliates or any of their respective Subsidiaries, stockholders or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent, Purchaser or their Affiliates or any of their respective Subsidiaries, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in this Agreement (including the Company Disclosure Schedule).

ARTICLE VI

COVENANTS

     SECTION 6.1.      Conduct of Business of the Company Pending the Merger. Except (i) as provided in, required or expressly permitted by this Agreement, (ii) with the prior consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as may otherwise be required by applicable Law, or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the earlier of (x) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.4(a) and (y) the Effective Time (such earlier time, the “Control Time”), the Company will conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company will, and will cause its Subsidiaries to, use their commercially reasonable efforts to preserve intact their business organization, to keep available the services of the Company’s key officers and employees, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company and its Subsidiaries; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by subsections (a) through (p) of this Section 6.1 shall be deemed a breach of this sentence unless such action constitutes a breach of such subsection. Except as otherwise provided in or expressly contemplated by this Agreement or as may otherwise be required by applicable Law or as provided in Section 6.1 of the Company Disclosure Schedule, and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Control Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause its Subsidiaries not to:

     (a)      amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

     (b)      issue, deliver, sell, pledge, dispose of or encumber any Company Securities or Subsidiary Securities or other rights of any kind to acquire or receive any Company Securities or Subsidiary Securities, including stock appreciation rights, phantom stock or similar instruments (except for (i) the issuance of Shares upon the exercise of Options, vesting or settlement of equity-based awards issued pursuant to the Company Stock Plans prior to the date hereof, (ii) grants of Restricted Stock Units to non-employee directors in accordance with the terms of the Non-Employee Director Plan as in effect on the date hereof, and (iii) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement);

     (c)      declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly owned Subsidiary of the Company and except with respect to regular semi-annual dividends on shares of the Superior Essex Holding Corp. Series A Preferred Stock);

     (d)      adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries (other than the acquisition of Shares tendered by directors, officers, employees or former employees in connection with a cashless exercise of Options or vesting or settlement of equity-based awards issued pursuant to the Company Stock Plans, or in order to pay Taxes in connection with the exercise of Options, in each case pursuant to the terms of a Company Plan);

     (e)      except for transactions among the Company and its wholly owned Subsidiaries, make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities (other than any such acquisitions having an aggregate purchase price of less than $5 million), or any sale, lease, encumbrance or other disposition of any business, assets or securities having an aggregate value in excess of $5 million, in each case other than the acquisition or disposition of inventory, raw materials, equipment and other supplies or commodity, purchase, sale or hedging agreements in the ordinary course of business consistent with past practice;

     (f)      except in the ordinary course of business consistent with past practice, enter into, amend in any material respect, renew, terminate, or grant any release, waiver or relinquishment of any material rights under, any Material Contract (or Contract that would be a Material Contract if entered into prior to the date hereof) in a manner which is adverse to the Company;

     (g)      authorize or make any capital expenditures exceeding 120% of the cumulative year-to-date amounts set forth in the Company’s quarterly capital expenditure budgets set forth in Section 6.1(g) of the Company Disclosure Schedule, other than in connection with the replacement of property subject to a good faith insurance claim;

     (h)      incur or modify in any material respect the terms of any indebtedness for borrowed money (other than (i) short-term borrowings in the ordinary course of business that can be prepaid at the Effective Time without premium or penalty and (ii) drawdowns under existing credit facilities made in the ordinary course of business), or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than the extension of credit to customers in the ordinary course of business and other than to the Company or any wholly owned Subsidiary of the Company);

     (i)       (i) establish, adopt or enter into any new, or amend, terminate or renew any existing, employment, severance, change of control, indemnification, termination, consulting, collective bargaining, incentive award or salary continuation agreements or arrangements with or for the benefit of any present or former officers, directors or employees except (x) for amendments that are immaterial or (y) in the ordinary course of business consistent with past practice with respect to employees of the Company or any of its Subsidiaries who are not executive officers or directors of the Company; (ii) or grant any material increases in the compensation, perquisites or benefits to officers, directors, employees and consultants except for such increases in the ordinary course of business consistent with past practice with respect to employees and consultants of the Company or any of its Subsidiaries who are not executive officers or directors of the Company; (iii) except as provided in Section 3.2, accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers, or otherwise pay any amounts not due to any such individuals under applicable Law or the terms of any Company Plan, including with respect to severance, except in the ordinary course of business consistent with past practice; or (iv) fund or make any contribution to any Company Plan, fund or trust not required to be funded or contributed to;

     (j)       except as permitted by the preceding clause (i), establish, adopt, enter into, amend in any material respect or terminate any Company Plan (including any employment, severance, consulting or other individual agreement) except as provided in

Section 3.2, or adopt or enter into any other employee benefit plan or arrangement that would be considered a Company Plan if it were in existence on the date of this Agreement;

     (k)      make any material change in any financial accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

     (l)       (i) make, change or rescind any material Tax election or take any material position on any material income or franchise Tax return filed on or after the date of this Agreement or adopt any material method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required pursuant to a change in applicable Law or the Code; (ii) enter into any settlement or compromise of any material Tax liability, agree to any adjustment of any material Tax attribute, or surrender any right or claim to a material refund of Taxes; (iii) file any material amended Tax returns that would result in a material change in Tax liability, taxable income or loss; (iv) change any annual Tax accounting period; (v) enter into any closing agreement relating to any material Tax liability; or (vi) except in the ordinary course of business, give or request any waiver of a statute of limitation with respect to any material Tax return, in each case, if such action is reasonably likely to result in an increase to a Tax liability, which increase is material to the Company and its Subsidiaries;

     (m)      compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the transactions contemplated hereby but excluding any Proceeding with respect to Taxes, which shall be governed by clause (l)) other than compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $1 million individually or $10 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) in each case other than in the ordinary course of business consistent with past practice, provided that in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

     (n)      fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company as are currently in effect;

     (o)      transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any Owned Intellectual Property, other than grants of non-exclusive licenses entered into in the ordinary course of business consistent with past practice, or abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect, or defend, or otherwise dispose of, any material Owned Intellectual Property except for any material item of Company Registered Intellectual Property that the Company or any of its Subsidiaries elects to abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect, defend or otherwise dispose of in the ordinary course of business consistent with past practice;

     (p)      agree to take any of the actions described in Section 6.1(a) through Section 6.1(o);

     (q)      knowingly take any action (other than any action required or expressly permitted under this Agreement) that is reasonably likely to result in the failure of the Company’s representations and warranties contained in this Agreement to be true and correct such that the Offer Condition set forth in Paragraph 2(d)(ii) of Exhibit A would not be satisfied on the then-scheduled Expiration Date; or

     (r)       take or agree to take any other action (other than any action required or expressly permitted under this Agreement) that would reasonably be expected to result in any material delay in obtaining, or which would reasonably be expected to result in the failure to obtain, any approvals of any Governmental Entity required in connection with the transactions contemplated hereby, or which would otherwise reasonably be expected to prevent or materially delay the commencement or consummation of the Offer or the consummation of the Merger.

     SECTION 6.2.      Access to Information; Confidentiality. (a) Upon reasonable notice and subject to the restrictions imposed by any applicable Laws, including the HSR Act, other United States antitrust Laws and Foreign Antitrust Laws, from and after the date of this Agreement until the Control Time, the Company will, (i) give Parent and Purchaser and their respective Representatives reasonable access during normal business hours to all officers, plants, offices and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries as Parent or Purchaser may reasonably request, and instruct the Company’s independent accountants to provide access to work papers; (ii) permit Parent and Purchaser to make such reasonable inspections during normal business hours as they may reasonably require, (iii) cause its and its Subsidiaries’ officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company as Parent or Purchaser may from time to time reasonably request, and (iv) furnish promptly to Parent and Purchaser a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws.

     (b)      Information obtained by Parent or Purchaser pursuant to Section 6.2(a) shall be subject to the provisions of the Confidentiality Agreement.

     (c)      Nothing in this Section 6.2 shall (i) require the Company or its Subsidiaries to provide such access, permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (A) violate any of its or its Subsidiaries’ respective obligations with respect to any agreement with any third party, provided, that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure and shall disclose or describe such information to the fullest extent possible (in the Company’s reasonable judgment) consistent with such obligations, (B) result in a violation of any applicable Laws, including the HSR Act, other United States antitrust Laws or Foreign Antitrust Laws, or (C) unreasonably disrupt or interfere with the operations of the Company or any of its Subsidiaries, or (ii) permit Parent or Purchaser or their respective Representatives to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries. If any of the information or material provided pursuant to this Section 6.2 includes materials or information subject to the attorney client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

     (d)      No investigation by and of any party or its Representatives shall affect the representations, warranties, covenants, agreements, rights or remedies of the parties set forth herein.

     SECTION 6.3.      Acquisition Proposals. (a) Subject to Section 6.3(b), the Company shall not, and shall cause its Subsidiaries not to, and shall instruct, and use reasonable best efforts to cause, its officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (“Representatives”) not to, directly or indirectly, from the date hereof until the Purchase Time: (i) initiate, solicit or knowingly encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (except to notify such parties of the existence of this Section 6.3) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any letter of intent, agreement or agreement in principle requiring the Company (whether or not subject to conditions) to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation (a “Change of Board Recommendation”), or (iv) resolve or agree to do any of the actions described in clause (i), (ii) or (iii) of this sentence. Subject to Section 6.3(b), the Company shall immediately cease as of the date hereof and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and shall promptly cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any of its Subsidiaries to any such Person.

     (b)      Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time following the date of this Agreement and prior to the Purchase Time, (i) the Company has received a written, bona fide Acquisition Proposal from a third party that did not result from a material breach by the Company of Section 6.3, and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may, subject to clauses (x) and (y) below, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal, its financing sources and their respective Representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal; provided, that (x) the Company will not, and will use reasonable best efforts not to allow its Representatives to, disclose any non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person containing confidentiality undertakings no less favorable to the Company than those contained in the letter agreement, dated as of April 22, 2008 (the “Confidentiality Agreement”), by and between the Company and Parent (it being agreed that such agreement need not contain any standstill or other non-confidentiality provisions), and (y) the Company will as promptly as practicable make available to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent.

     (c)      From and after the date hereof and prior to the Purchase Time, the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent in the event that the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal, or (ii) any material inquiry or request for discussions or negotiations regarding any Acquisition Proposal, and shall include in such notice the material terms and conditions thereof (including a copy of any written Acquisition Proposal or inquiry)and the identity of the party making such proposal or inquiry, and shall keep Parent promptly apprised as to the status and any material developments concerning the same. Without limiting the foregoing, the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent orally and in writing if it determines to begin providing non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(b) and shall in no event begin providing such information or engaging in such discussions on negotiations prior to providing such notice. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent, and neither the Company nor any of its Subsidiaries is currently party to any agreement that prohibits the Company from providing the information described in this Section 6.3(c) to Parent.

     (d)      Notwithstanding anything in this Section 6.3 to the contrary, (i) the Company Board may, in the absence of any pending Acquisition Proposal, effect a Change of Board Recommendation if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to effect a Change of Board Recommendation would be reasonably likely to constitute a breach of the directors’ fiduciary obligations to the Company’s stockholders under applicable law, and (ii) in response to a written, bona fide Acquisition Proposal from a third party that did not result from the Company’s material breach of Section 6.3(a), if the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement pursuant to clause (B) below, the Company Board may at any time prior to the

Purchase Time, effect a Change of Board Recommendation or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless in advance of or substantially concurrently with such termination the Company (1) pays the fee required by Section 8.5 and (2) enters into an acquisition agreement with respect to a Superior Proposal; and provided, further, that the Company Board may not effect a Change of Board Recommendation or terminate this Agreement pursuant to the foregoing clause (ii) unless (A) the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal (a “Qualifying Transaction Notice”), which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal and a copy of the proposed form of acquisition agreement); provided, that in the event of any material revisions to the terms of such Superior Proposal after the start of the Notice Period, the Company shall be required to deliver a new Qualifying Transaction Notice to Parent and to comply with the requirements of this Section 6.3(d) with respect to such new Qualifying Transaction Notice as if it had been the initial Qualifying Transaction Notice, and the Notice Period shall be deemed to have recommenced on the date of such new Qualifying Transaction Notice, and (B) notwithstanding any adjustments in the terms and conditions of this Agreement that Parent offers (a “Revised Parent Offer”) (such offer to be irrevocable until at least four (4) Business Days following the end of the Notice Period) to enter into during such Notice Period and for which all internal approvals have been obtained, the Company Board determines in good faith that such Acquisition Proposal continues to constitute a Superior Proposal. If, in accordance with the foregoing provisions of this Section 6.3(d), a Revised Parent Offer has been made, and the Company Board has determined that the Acquisition Proposal no longer constitutes a Superior Proposal, but such Acquisition Proposal has subsequently been materially modified and the Company Board concludes in good faith, after consultation with outside counsel and its independent financial advisors, that such modified Acquisition Proposal constitutes a Superior Proposal, and has notified Parent of the terms of such modified Acquisition Proposal in compliance with Section 6.3(c), then the Company Board may elect, in lieu of again complying with the provisions of the further proviso to clause (ii) of the immediately preceding sentence of this Section 6.3(d), to establish a deadline (the “Bid Deadline”) and notify in writing Parent and the Person making such Acquisition Proposal thereof (such written notice, the “Bid Deadline Notice”), to occur not less than three (3) nor more than seven (7) Business Days after giving such notice, for the submission of final proposals from both Parent and such Person (with each of Parent and such Person required to agree to make no further proposals thereafter). If, within seven (7) Business Days after the Bid Deadline, the Company Board again reasonably determines in good faith after consultation with its outside legal counsel and independent financial advisors that such Acquisition Proposal (as so amended or modified) constitutes a Superior Proposal, it may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company substantially concurrently pays the fee required by Section 8.5 (it being understood that if the Company establishes such a deadline and procedure pursuant to this sentence, the Company shall not be required to comply with clauses (A) and (B) of the further proviso to clause (ii) of the immediately preceding sentence).

     (e)      Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders or taking any position with respect to the Merger if, in the good faith judgment of the Company Board, after consultation with its outside counsel, failure to so take and/or disclose likely would be inconsistent with its fiduciary duties under applicable Law or necessary to comply with obligations under federal securities Laws or the Nasdaq; provided, that any public disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that does not include either an express rejection of any applicable Acquisition Proposal, or an express reaffirmation of its recommendation to its stockholders in favor of the Offer and the Merger, shall be deemed to be a Change in Board Recommendation (including for purposes of Section 8.4(c)) .

     (f)       The Company shall not take any action to (i) exempt any Person (other than Parent, Purchaser and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Law) or otherwise cause such restrictions not to apply, or (ii) exempt any Person (other than Parent, Purchaser and their respective Affiliates) from the provisions on “control share acquisitions” contained in any Takeover Law or otherwise cause such restrictions not to apply, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.3(b) .

     (g)      For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal made or renewed by a Person or group at any time after the date hereof which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger, and (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made in writing after the date hereof that the Company Board has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is superior from a financial point of view to this Agreement and is reasonably capable of being consummated.

     SECTION 6.4.      Employment and Employee Benefits Matters. (a) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Purchase Time and ending on the first anniversary thereof, to maintain for the individuals employed by the Company at the Purchase Time (the “Current Employees”) compensation and benefits provided under employee benefit plans of Parent that are at least as favorable in the aggregate to the compensation and benefits maintained for and provided to Current Employees as a group immediately prior to the Purchase Time (it being understood that equity based compensation may be replaced with cash incentive plans); provided, however, that, subject to the Section 6.4(d), nothing in this Section 6.4 shall prevent the amendment or termination of any

Company Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 6.4 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.

     (b)      Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees of the Company prior to the Purchase Time to be taken into account for all purposes of vesting and eligibility and accrual of benefits purposes (except for benefit accrual under (i) any defined benefit pension plan, if applicable, and (ii) newly established employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries for which employees of Parent, the Surviving Corporation and its Subsidiaries do not receive service credit) under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans of the Company for those purposes. Current Employees will not be subject to any pre-existing condition limitation under any health employee benefit plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Purchase Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such Current Employees credit under such employee benefit plans for copayments made and deductibles satisfied prior to the Purchase Time.

     (c)      Section 6.4(a) and (b) shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in Section 6.4(a) or (b), express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of Section 6.4(a) or (b) or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan or arrangement of Parent, the Surviving Corporation or any of their Affiliates or limit in any way the right of Company, Parent, the Surviving Corporation or any of their Affiliates to amend, modify or terminate any of its respective employee benefit plans or arrangements.

     (d)      Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing on the Purchase Time and ending on the first anniversary of the Purchase Time, to maintain without amendment adverse to participants, and to honor, the Company’s Severance Pay Plan, as amended, as described on Section 6.4(d) of the Company Disclosure Schedule (the “Severance Program”). In respect of the annual cash bonus payable to the Current Employees for service rendered in fiscal year 2008, Parent shall pay or cause to be paid to (i) each such employee who remains employed through December 31, 2008 a cash bonus that is not lower than (x) one hundred percent (100%) of such employee’s target annual cash bonus for fiscal year 2008 or (y) with respect to Current Employees who participate in annual cash incentive programs for employees outside of the United States, the annual cash bonus which would have otherwise been payable to such Current Employee under the applicable annual cash incentive program pursuant to the terms thereof, and (ii) each such employee whose employment is terminated without Cause (as defined in the Company 2005 Incentive Plan or in the case of a Company Employee who is party to a Relevant Agreement that is a change of control agreement or employment agreement, as defined in the applicable Relevant Agreement) or in the case of a Company Employee who is party to a Relevant Agreement that is a change of control agreement or employment agreement, who resigns for Good Reason (as defined in the applicable Relevant

Agreement), in each case, on or after the Purchase Date but prior to December 31, 2008 a cash bonus no lower than that which would have been determined under clause (i) of this sentence, prorated to reflect the partial year of service (such payments collectively, the “Bonus Obligations”). The amount set forth in the previous sentence shall be offset, if applicable, by any amount paid pursuant to the terms of the Company’s annual cash incentive compensation programs with respect to fiscal year 2008. As of the Closing, Parent shall or shall cause the Surviving Corporation (i) to honor, assume expressly and agree to perform the Company Plans set forth in Section 6.4(d) of the Company Disclosure Schedule (the “Relevant Agreements”) without amendment other than in accordance with the terms of the Relevant Agreements, in the case of the Relevant Agreements that are change of control agreements or employment agreements, and without amendment adverse to participants with respect to benefits accrued through the Purchase Time, in the case of all other Relevant Agreements and (ii) to guarantee the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of the Company under the Relevant Agreements. This Section 6.4(d) shall survive the consummation of the Offer and the Merger and be binding on Parent and its respective successors and assigns. If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the applicable obligations set forth in this Section 6.4(d) .

     SECTION 6.5.      Directors’ and Officers’ Indemnification and Insurance. (a) Parent and Purchaser agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries, as provided in their respective certificate of incorporation or by-laws or other organizational documents or in any agreement disclosed in Section 6.5 of the Company Disclosure Schedule, shall survive the Offer and Merger, (x) in the case of any such certificate of incorporation or by-laws or other organizational document, for a period of six (6) years from the Effective Time, and (y) in the case of any such agreement, in accordance with its terms. From and after the Purchase Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.5, and shall guaranty and stand surety for all of the obligations of the Surviving Corporation under this Section 6.5, without limit as to time. Without limiting the foregoing, Parent and Purchaser agree that, the Surviving Corporation’s certificate of incorporation and bylaws shall contain provisions no less favorable with respect to indemnification of (as of or prior to the Control Time) the current or former directors, officers and employees of the Company than are currently provided in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.

     (b)      Without limiting any additional rights that any Person may have under any agreement or Company Plan described in Section 4.10 of the Company Disclosure Schedule, from and after the Purchase Time, to the fullest extent permitted by Laws, Parent shall cause the Surviving Corporation to indemnify and hold harmless each current and former officer, director or employee of the Company or any of its Subsidiaries, each Continuing Director and each person who served at the request or on behalf of the Company as a director, officer, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise or other entity (whether or not such other entity or enterprise is affiliated with the Company) (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Purchase Time or the Effective Time (including acts or omissions or alleged acts or omissions in connection with the transactions contemplated by this Agreement) or in connection with such persons serving in any such capacity, whether asserted or claimed prior to, at or after the Effective Time (and the Surviving Corporation shall also advance expenses in connection with any of the foregoing as incurred to the fullest extent permitted under applicable Laws; provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification by a court of competent jurisdiction).

     (c)      The Company shall purchase by the Effective Time prepaid tail policies to the current directors’ and officers’ liability insurance policies maintained on the date of this Agreement by the Company, which tail policies (i) shall not have an aggregate premium in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company and its Subsidiaries prior to the date hereof to maintain the existing policies (which amount is set forth in Section 6.5 of the Company Disclosure Schedule), (ii) shall be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time (covering without limitation the transactions contemplated hereby), and (iii) shall contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying an aggregate premium in excess of three hundred percent (300%) of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much tail coverage as can be obtained by paying an aggregate premium equal to three hundred percent (300%) of such amount. Parent shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and shall cause all obligations thereunder to be honored by the Surviving Corporation.

     (d)      The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. This Section 6.5 shall survive the consummation of the Offer and the Merger and is intended to benefit, and shall be enforceable by, any Person or entity referred to in clause (a) or (b) of this Section 6.5 (whether or not parties to this Agreement), their respective heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and their respective successors and assigns. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the applicable obligations set forth in this Section 6.5.

     (e)      Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.5.

     SECTION 6.6.      Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent required under the HSR Act or Foreign Antitrust Laws, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within fifteen (15) Business Days after the date of this Agreement, and any other required filing or application under Foreign Antitrust Laws, as applicable, as promptly as practicable, with respect to the transactions contemplated hereby, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such Foreign Antitrust Laws, as applicable, and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or to obtain consents, approvals or authorizations under Foreign Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.

     (b)      Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any Foreign Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) to the extent not prohibited by a Governmental Entity, promptly inform the other party of any communication and supply to the other party any written communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other United States or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

     (c)      In furtherance and not in limitation of the covenants of the parties contained in Sections 6.6(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act or any Foreign Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of the HSR Act or any Foreign Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Purchaser and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

     (d)      In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Purchaser and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding, including without limitation defending through litigation on the merits any claim asserted in any court by any Person, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

     (e)      Without limiting the foregoing or any other provision of this Agreement, Parent, Purchaser and the Company, as applicable, or any of their respective Subsidiaries and Affiliates shall take any action necessary to avoid and eliminate each and every impediment under the HSR Act, other U.S. antitrust Laws, any Foreign Antitrust Laws, and the Exon-Florio Amendment (as defined below) so as to enable the consummation of the transactions contemplated by this Agreement as soon as reasonably possible, including, without limitation, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, mitigation agreement or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent or its Subsidiaries and Affiliates or of the Company and its Subsidiaries and (ii) otherwise taking or committing to take actions that after consummation of the Offer would limit Parent’s or its Subsidiaries’ and Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Parent, Company and their respective Subsidiaries or Affiliates, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby. Parent, its Subsidiaries and Affiliates and, if requested by Parent, Company should agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any actions that limit its freedom of action with respect to, or Parent’s or Parent’s Subsidiaries’ and Affiliates’ ability to retain, any of the businesses, product lines or assets of Parent, Company or any of their respective Subsidiaries (including the Surviving Corporation), provided that any such action is conditioned upon the consummation of the Offer and the Merger. Notwithstanding anything to the contrary in this Agreement, Parent and Purchaser shall not be obligated to take or proffer to take any of the foregoing actions if such actions would be reasonably likely in the aggregate to have (x) a material adverse effect on the business of Parent and its Subsidiaries, taken as a whole, or (y) a Material Adverse Effect.

     (f)      Parent shall use reasonable best efforts to obtain all required regulatory approvals to be able to enter into an agreement to guaranty, effective on and after the Purchase Date, the Company’s obligations under the Employment Agreements and, if such approvals are obtained, shall promptly enter into such a guaranty agreement.

     (g)      Prior to the Purchase Time, the parties shall use their respective commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any Contracts to which the Company or any of its Subsidiaries is a party as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any Contract as a result of the execution, performance or consummation of the transactions contemplated hereby; provided, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Purchase Time any fee, penalty or other consideration to any third party to obtain any consent, approval or waiver required with respect to any such Contract.

     (h)      Subject to the provisions of the final sentence of this Section 6.6(h), the parties hereto agree to cooperate to promptly make all appropriate voluntary filings and other disclosures in respect of the Offer, the Merger and the other transactions contemplated by this Agreement under Section 721 of the United States Defense Production Act of 1950, as amended (the “Exon-Florio Amendment”) with the Committee on Foreign Investment in the United States (“CFIUS”), to as promptly as practicable supply any additional information and documentary material that may be requested by CFIUS, and to take all other reasonably necessary, proper or advisable steps to seek expeditious conclusion of the CFIUS review process. In connection with any decision to make a voluntary filing and any subsequent CFIUS review process, each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any inquiries, (ii) to the extent not prohibited by a Governmental Entity, promptly inform the other party of any communication and supply to the other party any written communication received by such party from, or given by such party to, CFIUS or any other Governmental Entity, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, CFIUS or any other Governmental Entity, and to the extent permissible, give the other party the opportunity to participate in such meetings and conferences. The parties hereto agree to take any action necessary to (A) address any objections concerning national security raised in the course of the CFIUS review process by CFIUS or any other Governmental Entity, and (B) if necessary in order to address any such objections, mitigate the concerns raised, provided that Parent and Purchaser shall not be obligated to take or proffer to take any of the foregoing actions if such actions would be reasonably likely in the aggregate to have (x) a material adverse effect on the business of Parent and its Subsidiaries, taken as a whole, or (y) a Material Adverse Effect. Parent shall determine whether to make a filing for CFIUS review pursuant to this Section 6.6(h), and notify the Company thereof, (I) at any time prior to the later of July 1, 2008 and the commencement of the Offer, or (II) at any time thereafter, but, in the case of this clause (II) only if, based on a communication from a Governmental Entity, Parent reasonably believes that there is a substantial risk that, in the absence of a voluntary notification, CFIUS may (before or after the completion of the Offer) commence a review of the transaction under the Exon-Florio Amendment.

     SECTION 6.7.      Takeover Laws. The parties shall take all reasonable steps to exclude the applicability to the Merger or any other transaction contemplated hereby of any Takeover Laws, and the Company shall, at the Parent’s request and expense, provide reasonable assistance in any challenge by Parent or Purchaser to the validity, or the applicability to the Offer, the Merger or any other transaction contemplated by this Agreement, of any Takeover Laws.

     SECTION 6.8.      Information Statement. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7, as soon as practicable after the consummation of the Offer, the Company shall prepare and file with the SEC the Information Statement in preliminary form as required by the Exchange Act and the rules and regulations promulgated thereunder. The Company shall obtain and furnish the information required to be included in the Information Statement, shall provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Information Statement, and shall cause the Information Statement in definitive form to be mailed to the Company’s stockholders as promptly as practicable after the SEC or its staff advises the Company that it has no further comments on the Information Statement. Parent shall cooperate with the Company in the preparation of the Information Statement or any amendment or supplement thereto and shall be given reasonable opportunity to review and comment on the Information Statement or any amendment or supplement thereto prior to any filing thereof with the SEC or any mailing thereof to the Company’s stockholders. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed as promptly as practicable with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

     SECTION 6.9.      Conduct by Parent Pending the Merger. Parent agrees with the Company that, between the date hereof and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to: (i) enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest or assets of any Person if such ownership interest or assets would reasonably be expected to result in any material delay in obtaining, or to result in the failure to obtain, any approval of any Governmental Entity required in connection with the transactions contemplated hereby, (ii) take or agree to take any other action (including entering into agreements with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in any material delay in obtaining, or which would reasonably be expected to result in the failure to obtain, any approvals of any Governmental Entity required in connection with the transactions contemplated hereby, or which would otherwise reasonably be expected to prevent or materially delay the commencement or consummation of the Offer or the consummation of the Merger or otherwise result in, individually or in the aggregate, a Purchaser Material Adverse Effect, or (iii) acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any Shares in violation of Rule 14e-5 under the Exchange Act.

     SECTION 6.10.      Public Announcements. Except with respect to any Change of Board Recommendation or any action taken by the Company or the Company Board pursuant to, and in accordance with, Section 6.3, the Company and Parent will consult with and provide each other the opportunity to review and comment upon any public release or announcement concerning the transactions contemplated hereby and shall not issue any such release or make such announcement prior to such consultation except as may be required by applicable Law or any rule or regulation of Nasdaq or any other stock exchange to which the relevant party is subject or submits, wherever situated.

     SECTION 6.11.      Notification. The Company shall give reasonably prompt notice to Parent, and Parent shall give reasonably prompt notice to the Company, upon obtaining knowledge of the occurrence or non-occurrence of any event, which would reasonably be expected to result in the failure of such party to comply with or satisfy any Offer Condition. The delivery of any notice pursuant to this Section 6.11 shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or otherwise affect the rights or remedies available hereunder to any party receiving such notice; provided that any failure to so notify shall not be a breach of this Agreement by the Company or Parent unless the failure to so advise would be reasonably likely to result in a Material Adverse Effect or a Purchaser Material Adverse Effect, respectively.

     SECTION 6.12.      Financing. (a) After the date hereof the Parent may add to or replace the Existing Debt Financing Commitments with additional or replacement debt commitments (the “New Debt Financing Commitments,” and together with Existing Debt Financing Commitments, the “Debt Financing Commitments”), pursuant to which such lenders party thereto have committed, subject to terms thereof, to provide or cause to be provided the amounts set forth therein (the “New Debt Financing,” and together with the Existing Debt Financing, the “Debt Financing”) or equity financing commitments (the “New Equity Financing Commitments,” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”). Parent shall as promptly as practicable deliver to the Company true and complete copies of any commitment letters executed after the date hereof. Notwithstanding the foregoing, neither Parent nor Purchaser shall agree to or permit any replacement of, or amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments if such replacement, amendment, supplement, modification, waiver or remedy, would result in the amount available thereunder, together with Parent’s available cash, cash equivalents, fully committed and available lines of credit and definitive financing commitments, being less than the aggregate amount that is required to consummate the transactions contemplated hereby, adversely amends or expands the conditions to drawdown the Financing in any respect that would make such conditions materially less likely to be satisfied, that would reasonably be expected to delay the Purchase Time or the Effective Time, or is materially adverse to the interests of the Company and its Subsidiaries taken as a whole prior to the Effective Time. Parent and Purchaser shall keep the Company reasonably apprised of material developments relating to the Financing. For the avoidance of doubt, failure to obtain all or any portion of the Financing shall not in and of itself relieve or alter the obligations of Parent and Purchaser to consummate the transactions contemplated hereby on the terms contemplated by this Agreement.

     (b)      Prior to the Closing, the Company shall use commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Purchaser reasonable cooperation reasonably requested in writing by Parent that is reasonably necessary or customary in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Company and its Subsidiaries), including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) using commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents necessary or customary in connection with the Financing, (including using commercially reasonable efforts to assist with the preparation of a bank information memorandum related to the Existing Debt Financing Commitment from Bank of America, N.A. and Banc of America Securities LLC providing for $350 million of senior facilities for certain of the Company’s Subsidiaries, twenty (20) days prior to the Closing Date), (iii) providing Parent or Parent's representatives with (A) unaudited consolidated balance sheets, and related statements of income and cash flow of the Company, for each month and fiscal quarter of the current fiscal year in each case ended at least forty-five (45) days before the Closing Date to the extent not received prior to the date hereof, which balance sheet and statement of income shall be prepared in accordance with GAAP (without the requirement of footnote disclosures), and (B) consolidating financial information on a subsidiary or divisional basis, in each case with the same level of detail and in the same form as currently provided under the Amended and Restated Loan and Security Agreement, dated as of April 14, 2006, among Superior Essex Communications LP and Essex Group, Inc., as borrowers (the “Existing ABL Borrowers”), Bank of America, N.A. as agent, General Electric Capital Corporation, as syndication agent, Banc of America Securities LLC and GECC Capital Markets, Inc., as co-lead arrangers, and certain financial institutions as lenders party thereto from time to time (as amended to the date hereof, the “Existing ABL Loan Agreement”), (iv) assisting Parent or Parent’s representatives in preparing (A) with the same level of detail and in the same form as currently provided by the Existing ABL Borrowers under the Existing ABL Loan Agreement, a pro forma consolidated and consolidating balance sheet of the Company as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding clause (iii) and a pro forma consolidated and consolidating statement of operations for the most recent fiscal year, interim period (if available) and 12-month period ending on the last day of such interim period (if available), in each case adjusted to give effect to the transactions contemplated by the Agreement, the other transactions related thereto and any other transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Securities Act of 1933 and (B) a financial model of the Existing ABL Borrowers and Essex Group Canada, Inc. to

include projected financial performance (including balance sheet and availability projections and debt tranches) on a monthly basis for the first loan year and on an annual basis thereafter, (v) using commercially reasonable efforts, to the extent reasonably requested by Parent, to permit the prospective lenders and investors involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto during normal business hours and with reasonable advance notice for the purposes of establishing collateral arrangements in each case only the extent necessary to consummate the Financing; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out of pocket costs and expenses incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or the Subsidiaries in accordance with the terms hereof). For the avoidance of doubt, the Company’s obligations in this Section 6.12(b) are limited to reasonable cooperation, and obtaining the Financing shall not in any event be deemed to be the responsibility of the Company.

     (c)      Notwithstanding anything to the contrary provided herein, nothing herein shall obligate the Company or any of its Subsidiaries to deliver a notice of redemption with respect to the Notes prior to the Purchase Time.

     (d)      In the event that at any time upon or following the Purchase Date, the amount of funds available to be borrowed (whether then drawn or undrawn) pursuant to the Amended and Restated Loan Agreement, dated as of April 14, 2006 (as amended, the “Revolving Credit Agreement”) among Superior Essex Communications LP, Essex Group, Inc., the lenders party thereto from time to time, and Bank of America, N.A. is less than $75 million as a result of the occurrence of the transactions contemplated herein (including as a result of a default or a failure of a condition to borrowing, in each case, caused thereby), Parent shall make available to the Company and its Subsidiaries a revolving credit facility in the amount of $75 million less any amount then available to be borrowed under the Revolving Credit Agreement, on substantially the same terms as the Revolving Credit Agreement. The Company shall use its reasonable best efforts to obtain an amendment or waiver from the requisite lenders under the Revolving Credit Agreement to permit the transactions contemplated hereby (the “Credit Agreement Amendment”); provided that (a) the Credit Agreement Amendment shall be effective only as of the Purchase Date or thereafter and (b) no fee or other payment in respect of the Credit Agreement Amendment shall be due and payable to the agent or lenders under the Revolving Credit Agreement at any time prior to the Purchase Date.

     (e)      Parent and Purchaser shall use, and shall cause its Affiliates to use, its reasonable best efforts to arrange the Financing as promptly as practicable, on the terms and conditions described in the Financing Commitments, including using reasonable best efforts to (i) negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and Purchaser, (ii) satisfy on a timely basis all conditions applicable to Parent or Purchaser in such definitive agreements, (iii) comply with their obligations under the Financing Commitments and consummate the Financing no later than the Purchase Date or the Closing Date (as applicable) and (iv) enforce its rights under the Financing Commitments. In the event that all conditions to the Financing Commitments (other than in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied in Parent’s good faith judgment, Parent and Purchaser shall use their reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Share purchase described in Section 1.1 hereof on the Purchase Date and to consummate the Closing on the Closing Date (including by taking enforcement action to cause such lenders and other Persons providing such Financing to fund such Financing). In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms that will still enable Parent and Purchaser to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event, but no later than the Outside Date. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent with any portion of the Financing. Parent and Purchaser shall refrain (and shall use their reasonable best efforts to cause their Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing.

     SECTION 6.13.      Dispositions. Prior to the Purchase Time, Parent and the Company shall take all such actions as may be required (if any) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the SEC staff No-Action Letter dated January 12, 1999 with respect to such subject.

     SECTION 6.14.      Treatment of Series A Preferred Stock. Pursuant to the terms of the Superior Essex Holding Corp. Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) the Company shall give holders of the Series A Preferred Stock notice that a change of control, as defined in the Certificate of Designation, will occur upon consummation of the Offer. The notice shall be in form and substance reasonably acceptable to Parent. At the Purchase Time the Company shall redeem the Series A Preferred Stock in accordance with the terms of the Certificate of Designation.

     SECTION 6.15.      Treatment of Certain Notes. (a) The Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to commence, as soon as reasonably practicable after the receipt of a written request from Parent to do so, one or more offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of the notes identified in Section 6.15 of the Parent Disclosure Schedule (collectively, the “Notes”) on the terms and conditions specified by Parent and (except as to the offer price) reasonably acceptable to the Company (collectively, the “Debt Offers”); provided, that the Company shall not be required to commence any Debt Offers until Parent shall have provided the Company with the necessary offer to purchase, related letter of transmittal, supplemental indenture and other related documents (collectively, the “Debt Offer Documents”). The terms and conditions specified by Parent for the Debt Offers shall be only such terms and such conditions as are customarily included in offers to purchase debt securities similar to the Notes and otherwise in compliance with applicable Laws. The closing of the Debt Offers shall be expressly conditioned on the completion of the Merger and shall be conducted in compliance with applicable Laws, including SEC rules and regulations. None of the Notes shall be required to be purchased, whether or not such repurchase is at option of the Company or at the request of Parent, prior to the Effective Time. The Company and Parent shall, and shall cause their respective Subsidiaries to, and shall use their commercially reasonable efforts to cause their respective Representatives to, provide cooperation and assistance reasonably requested by the other in connection with the Debt Offers.

     (b)      Following the commencement of the Debt Offers, Company shall not make any change to the terms and conditions of the Debt Offers or related consent solicitation, unless such change is previously approved by the Parent in writing.

     (c)      Subject to Section 6.15(a), the Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no Law, injunction or other legal restraint prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed in writing between Parent and the Company. Notwithstanding the immediately preceding sentence, neither the Company nor any of its Subsidiaries shall be required to make any change to the terms and conditions of the Debt Offers requested by Parent that decreases the price per Note payable in the Debt Offers or related consent solicitation as set forth in the Debt Offer Documents as of the commencement of each Debt Offer or imposes conditions to the Debt Offers or related consent solicitation in addition to those set forth in the Debt Offer Documents as of the commencement of each Debt Offer that are adverse to the holders of the Notes, unless such change is previously approved by the Company in writing.

     (d)      The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute supplemental indentures to the indentures governing each series of Notes for which the requisite consent has been received, which supplemental indentures shall implement the amendments described in the Debt Offer Documents and shall become operative only concurrently with the consummation of the Debt Offers. Concurrently with the Effective Time, the Surviving Corporation shall, upon receipt of a written request from Parent, accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers using funds loaned by Parent or any of its Subsidiaries bearing interest at the rate borne by the Notes.

     (e)      Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the Debt Offer Documents. Parent and the Company shall, and shall cause its respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Debt Offer Documents (including all amendments and supplements proposed by Parent). The Debt Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Notes in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offers, any information should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of Company to the holders of the applicable Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.15(e), the Company shall, and shall cause its Subsidiaries to, comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.

     (f)      In connection with the Debt Offers, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to reasonably cooperate with such parties so selected. Parent shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and their Subsidiaries for all of their reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company or its Subsidiaries in connection with the Debt Offers promptly following the incurrence thereof. In the event that Parent requests that the Company commence one or more Debt Offers pursuant to this Section 6.15, Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective officers, directors and each Person that controls the Company within the meaning of Section 20 of the Exchange Act (each a “Company Person”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (excluding the out-of-pocket costs and expenses referred to in the immediately preceding sentence) suffered or incurred by any Company Person, or to which any Company Person may become subject, that arises out of, or in any way in connection with, the Debt Offers, or any actions taken, or not taken by Company, or at the direction of Company, pursuant to this Section 6.15 or at the request of Purchaser or Parent. The Company shall be deemed to have satisfied each of its obligations set forth in this Section 6.15 if the Company shall have used its commercially reasonable efforts to comply with such obligations, regardless of the actual outcome of the Debt Offer.

     (g)      If, prior to the Purchase Time, this Agreement is terminated in accordance with Article VIII, the Company shall promptly terminate the Debt Offers without purchasing any Notes and shall return the Notes tendered promptly after such termination.

     SECTION 6.16.      Real Estate Matters. (a) Parent, at its own discretion and sole expense, may order preliminary title reports from a nationally recognized title company (the “Title Company”) with respect to any of the real property (the property covered by such reports being referred to herein as the “Titled Property”). The Company and its Subsidiaries shall use commercially reasonable efforts in cooperating with Parent and the Title Company in connection with the compilation, review and examination of title to the Titled Property and in connection with Purchaser’s efforts to obtain title insurance policies pursuant thereto on behalf of itself and/or its lender, including, by providing on the Purchase Date customary affidavits (provided that such affidavits shall be based on the actual knowledge of the signatory without personal liability to such signatory), and corporate indemnities as are reasonably required by the Title Company for the deletion of any standard or printed exceptions reasonably required to be deleted by any lender that is insured under such title insurance policies.

     (b)      All premiums, fees, costs and expenses in connection with the Company’s compliance with this Section 6.16, including fees charged by the Title Company for any such title reports or title insurance policies, shall be borne wholly by Parent. The obligation of Parent to reimburse the Company and it Subsidiaries for such fees, costs and expenses shall survive the Closing or any termination of this Agreement.

     SECTION 6.17.      Approval of Compensation Actions. The Compensation Committee of the Company Board has taken, or prior to June 30, 2008, shall take, all such actions as may be required to approve, as an employment compensation, severance or other employee benefit arrangement in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto (i) the grant by the Company or any of its Subsidiaries to any present or former director, officer or employee of any increase in compensation or benefits in any form or of the right to receive any severance or termination compensation or benefit, or any approval, amendment or modification of any such grant; or (ii) the entry by the Company or any of its Subsidiaries into any employment, consulting, indemnification, termination, change of control, non-competition or severance agreement or arrangement with any present or former director, officer or employee, or any approval, amendment or modification of any such agreement or arrangement; or (iii) the approval, amendment to or adoption of any Company Plan.

ARTICLE VII

CONDITIONS OF MERGER

     SECTION 7.1.       Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of each of the following conditions:

     (a)      Unless the Merger is consummated pursuant to Section 253 of the DGCL as contemplated by Section 2.7 of this Agreement, the “agreement of merger” (as such term is used in Section 251 of the DGCL) shall have been adopted by the Company Requisite Vote.

     (b)      No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree that prohibits or makes illegal consummation of the Merger shall be in effect.

     (c)      Receipt of all required material approvals or consents in respect of the Merger shall have been obtained under any applicable Foreign Antitrust Laws (and any applicable waiting periods thereunder have expired or been terminated) (such consents, approvals and expirations or terminations, the “Required Merger Regulatory Approvals”).

     (d)      Purchaser shall have accepted for purchase and paid for the Shares validly tendered (and not withdrawn) pursuant to the Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1.      Termination by Mutual Agreement. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company, by mutual written consent of Parent and the Company.

     SECTION 8.2.      Termination by Either Parent or the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned by Parent or the Company at any time prior to the Effective Time, notwithstanding adoption of this Agreement by the stockholders of the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.2 shall have complied with its obligations pursuant to Section 6.6 with respect to such injunction.

     SECTION 8.3.      Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Purchase Time:

     (a)      if (i) Purchaser fails to commence the Offer in violation of Section 1.1 hereof, or (ii) the Purchase Date shall not have occurred on or before the close of business on the Outside Date , (iii) the Offer shall have expired or been terminated without Purchaser having purchased any Shares pursuant thereto, or (iv) Purchaser, in violation of the terms of this Agreement, fails to accept for payment and to purchase validly tendered Shares pursuant to the Offer; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if any of the events or circumstances referred to in clause (ii) was primarily caused by the Company’s failure to perform in all material respects its obligations under this Agreement;

     (b)      in accordance with, and subject to the terms and conditions of, Section 6.3(d)(ii); or

     (c)      prior to the Purchase Time, if Parent or Purchaser shall have breached or failed to perform in any material respect any of their respective obligations under this Agreement, which breach or failure to perform (i) would result in a failure of any of the Offer Conditions to be satisfied and (ii) cannot be cured by the Outside Date, or, if such breach or failure is capable of being cured, it has not been cured within thirty (30) days following receipt by Parent or Purchaser of written notice of such breach or failure, provided, no event has previously occurred that entitled Parent to deliver a notice of breach pursuant to Section 8.4(b) unless such breach shall have been cured.

     SECTION 8.4.      Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Purchase Time, if:

     (a)      the Purchase Date has not occurred on or before the close of business on the Outside Date or the Offer shall have been terminated or expired in accordance with Section 1.1 without the Purchaser having purchased any Shares pursuant thereto; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if the failure of any of the Offer Conditions to be satisfied or the failure of Parent to have accepted for payment Shares pursuant to the Offer, or if the termination or expiration of the Offer, was primarily caused by Parent’s or Purchaser’s failure to perform in all material respects its obligations under this Agreement;

     (b)      prior to the Purchase Time, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Paragraph 2(b) of Exhibit A and (ii) cannot be cured by the Outside Date, or, if such breach or failure is capable of being cured, it has not been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure, provided, no event has previously occurred that entitled the Company to deliver a notice of breach pursuant to Section 8.3(c) unless such breach shall have been cured; or

     (c)      prior to the Purchase Time, (i) a Change of Board Recommendation shall have been effected in a manner adverse to Parent (it being agreed that issuance of a “stop, look and listen” letter shall not be deemed a Change of Board Recommendation) or the Company shall have delivered to Parent a Bid Deadline Notice in accordance with Section 6.3(d), or (ii) any person or “group” (as such term is used in Rule 13d-3 under the Exchange Act) (other than Parent or its Affiliates or any group that includes Parent or any Affiliate of Parent) shall have become the beneficial owner of fifty percent (50%) or more of the outstanding Shares.

     SECTION 8.5.      Effect of Termination. (a) Any termination of this Agreement by Parent pursuant to this Article VIII shall require Parent and Purchaser to terminate the Offer if theretofore commenced.

     (b)     Except as provided in Section 8.5(c), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII prior to the Effective Time, this Agreement (other than Section 6.2(b) and 6.16(b) and Articles VIII and IX and, if the Purchase Time has occurred, Sections 3.2, 3.5 and 6.5) shall become void and of no effect with no liability on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, subject to Section 8.5(f), no such termination (or termination of the Offer) shall relieve any Person of any liability or damages resulting from willful or intentional breach of this Agreement.

     (c)      In the event that:

      (i)      this Agreement is terminated by the Company pursuant to Section 8.3(b) or by Parent pursuant to Section 8.4(c); or

      (ii)     this Agreement is terminated by the Company pursuant to Section 8.3(a)(ii) or 8.3(a)(iii) or by Parent pursuant to Section 8.4(a) or 8.4(b), and (A) at any time on or after the date hereof and prior to such termination a bona fide Acquisition Proposal shall have been made to the Company Board or publicly announced or publicly disclosed and, in each case, not definitively withdrawn, or any Person shall have publicly announced an intention to make an Acquisition Proposal which intention has not been definitively withdrawn (in each case, a “Qualifying Acquisition Proposal”), (B) the Minimum Tender Condition shall not have been satisfied at the time of termination of this Agreement (and all other conditions set forth in Paragraphs 1(b) and 1(c) of Exhibit A shall have been satisfied at such time), (C) neither Parent nor any of its Affiliates shall have publicly stated (and not withdrawn at least five (5) Business Days prior to such termination) that it would not be obligated to accept Shares for payment pursuant to the Offer if the Minimum Tender Condition were met, and (D) within nine (9) months after the date of such termination, either (1) the Company enters into a definitive acquisition agreement with respect to a Qualifying Transaction, which is thereafter consummated (provided, that consummation of such Qualifying Transaction shall not be required if such acquisition agreement is entered into with the Person who (or whose Affiliate) proposed a Qualifying Acquisition Proposal), (2) the Company Board recommends that stockholders tender into a Qualifying Transaction that involves a tender or exchange offer, which offer is thereafter consummated (provided, that consummation of such offer shall not be required if such offer is made by the Person who proposed (or whose Affiliate proposed) a Qualifying Acquisition Proposal), or (3) a Qualifying Transaction is consummated;

then in any such case, the Company shall pay Parent the Termination Fee, by wire transfer of immediately available funds to the account or accounts designated by Parent. Such payment shall be made (1) concurrently with such termination in the case of a termination by the Company pursuant to Section 8.3(b), (2) on the second Business Day following the date of such termination in the case of a termination by Parent pursuant to Section 8.4(c), and (3) on the first Business Day after (x) the entry into a definitive acquisition agreement, or the recommendation of the Company Board that stockholders tender their shares, with respect to the Qualifying Transaction with the Person who (or whose Affiliate) proposed a Qualifying Acquisition Proposal or (y) the consummation of the Qualifying Transaction, in the case of both (x) and (y) as referred to in clause (D) of Section 8.5(c)(ii) in the case of a termination fee payable pursuant to Section 8.5(c)(ii). For the avoidance of doubt, the Company shall not be required to pay a termination fee pursuant to more than one clause of this Section 8.5(c) or on more than one occasion.

     (d)      The Company acknowledges that the agreements contained in Section 8.5(c) are an integral part of the transactions contemplated by this Agreement and that, without those agreements, Parent and Purchaser would not have entered into this Agreement.

     (e)      Each party agrees that if either party commences litigation in connection with the payments contemplated by this Section 8.5, the prevailing party shall be entitled to receive from the losing party its costs and expenses (including attorneys’ fees) in connection with such suit.

     (f)      Notwithstanding anything to the contrary in this Agreement, each of Parent and Purchaser acknowledges and agrees on behalf of itself and its Affiliates that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5, the right to receive the Termination Fee shall constitute each of Parent and Purchaser’s sole and exclusive remedy under this Agreement; provided that Parent and Purchaser may seek money damages for a willful or intentional breach of Section 6.3 in the event that Parent returns, and irrevocably waives any right to, the Termination Fee within ten (10) Business Days after receipt by the Parent of the Termination Fee.

     SECTION 8.6.      Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the printing and mailing of the Information Statement, the Offer Documents and the Schedule 14D-9 shall be shared equally by Parent and the Company.

     SECTION 8.7.      Amendment. Subject to Section 1.4, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that (i) after Purchaser purchases any Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration, and (ii) after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by Law or any applicable rule or regulation of any stock exchange requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.8.      Waiver. Subject to Section 1.4, at any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements or conditions contained herein, except that the Minimum Tender Condition may only be waived by Purchaser with the prior written consent of the Company. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

     SECTION 9.1.      Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

     SECTION 9.2.      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (i) when delivered, if delivered in Person, (ii) when sent, if sent by facsimile, provided that the facsimile is promptly confirmed by telephone or electronic mail, and (iii) one (1) Business Day after sending, if sent by overnight delivery, in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)      if to Parent or Purchaser:

      LS Cable Ltd.
      LS Tower 16th FL, 1026-6 Hogye-dong, Dongan-gu, Anyang-si,
      Gyeonggi-do, Korea 431-080
      Attention: Choong-hyun Kim
      Facsimile: +82-2-2189-9129

     with an additional copy (which shall not constitute notice) to:

     Cleary Gottlieb Steen & Hamilton LLP
     One Liberty Plaza
     New York, NY 10006
     Attention: Victor I. Lewkow and Sang Jin Han
     Facsimile: 212-225-3999

     and to:

     Kim & Chang
     223 Naeja-Dong
     Jongno-Gu, Seoul 110-720
     Attention: Kyung Yoon Lee
     Facsimile: 82-2-737-9091

     (b)    if to the Company:

     Superior Essex Inc.
     150 Interstate North Parkway
     Atlanta, GA 30339
     Attention: Barbara L. Blackford
     Facsimile: 770-657-6479

     with an additional copy (which shall not constitute notice) to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019
     Attention: Richard D. Katcher and Eric S. Robinson
     Facsimile: 212-403-2000

     SECTION 9.3.      Certain Definitions. For purposes of this Agreement, the term:

     (a)      “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

     (b)      “beneficial owner” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act (and the term “beneficially owned” or “owns beneficially” shall have a corresponding meaning);

     (c)      “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in New York, New York;

     (d)      “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e)      “GAAP” means United States generally accepted accounting principles;

     (f)       “knowledge” means, with respect to the Company, the actual knowledge of the individuals set forth on Section 9.3(f) of the Company Disclosure Schedule;

     (g)      “Outside Date” means the date that is one hundred and twenty (120) days after the date of this Agreement; provided, however, that, if, as of the Outside Date, all conditions set forth in Exhibit A shall have been satisfied or waived (other than the conditions set forth in paragraphs 1(b) and 1(c) of Exhibit A and other than the Minimum Tender Condition), then the Outside Date shall be extended to the one hundred and eightieth (180th) day after the date of this Agreement, which shall be considered the Outside Date for all purposes of this Agreement;

     (h)      “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

     (i)       “Qualifying Transaction” means a transaction of a type referred to in the definition of an Acquisition Proposal, except that references to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”;

     (j)       “Significant Subsidiary” of the Company has the meaning set forth in Section 1-02 of Regulation S-X under the Exchange Act;

     (k)      “Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, voting stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other legal entity;

     (l)       “Termination Fee” means $18,500,000.

     SECTION 9.4.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement shall be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 9.5.      Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder; provided further that any such assignment shall not impede or delay the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement or otherwise impede the rights of the stockholders of the Company under this Agreement. In connection with the change of the corporate structure of Parent expected to be consummated on July 1, 2008 (the “Parent Corporate Structure Change”), the Company acknowledges that pursuant to this Section 9.5, Parent will assign its rights and obligations under this Agreement to OpCo, a Korean corporation and wholly owned subsidiary of Parent (“OpCo Parent”) which will, by operation of law, assume the rights and obligations with regard to the cable manufacturing business conducted by Parent as of July 1, 2008; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder; provided further that any such assignment shall not impede or delay the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement or otherwise impede the rights of the stockholders of the Company under this Agreement. The obligations of Parent hereunder shall become the joint and several obligations of Parent and OpCo Parent following the Parent Corporate Structure Change and promptly following the Parent Corporate Structure Change, Parent shall immediately thereafter cause OpCo Parent to execute a joinder to this Agreement to effect the foregoing. Promptly following the Parent Corporate Structure Change, any reference herein to Parent shall also be deemed to be a reference to OpCo Parent.

     SECTION 9.6.      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except Section 6.5 and, following the Purchase Time, the provisions of Sections 3.2, and, following the Effective Time, the provisions of Section 3.1. For the avoidance of doubt, it is expressly understood and agreed that the provisions of Section 6.4 are statements of intent and no employees or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no employee or other Person is, is intended to be or shall be deemed to be a third-party beneficiary thereof.

     SECTION 9.7.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the choice of law rules or principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

     SECTION 9.8.      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.9.      Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.10.    Specific Performance; Jurisdiction. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (whether brought by the parties hereto or any other Person), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) except as provided in the last sentence of this Section 9.10(a), agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any of the transactions contemplated by this Agreement, (a) any claim that it or its property is exempt or immune from jurisdiction of the aforesaid courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (b) to the fullest extent permitted by the applicable Laws, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, Parent agrees that if the Company or any other Person obtains against Parent a judgment of a Delaware state or federal court relating to this Agreement or any of the transactions contemplated by this Agreement, the Company or such Person, respectively, may bring an action with respect to the recognition and enforcement thereof in a court in Korea, and Parent irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, any contention that such judgment of a Delaware state or federal court may not be recognized and/or enforced in whole or in part.

     (b)      Each of Parent and Purchaser hereby irrevocably designates CT Corporation System (in such capacity, the “Process Agent”), with an office at 111 Eighth

Avenue New York, NY 10011 as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this agreement or any other agreement executed in connection with this agreement, and such service shall be deemed complete upon delivery thereof to the process agent; provided that in the case of any such service upon the process agent, the party effecting such service shall also deliver a copy thereof to each of Parent and Purchaser in the manner provided in Section 9.2 of this Agreement. Each of Parent and Purchaser shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that each of Parent and Purchaser will at all times have an agent for service of process for the above purposes in New York, NY. In the event of the transfer of all or substantially all of the assets and business of the Process Agent to any other entity by consolidation, merger, sale of assets or otherwise, such other entity shall be substituted hereunder for the process agent with the same effect as if named herein in place of CT Corporation System. Nothing herein shall affect the right of any party to serve process in any manner permitted by applicable law. Each of Parent and Purchaser expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the state of Delaware and of the United States of America.

     SECTION 9.11.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 9.12.      Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

     SECTION 9.13.      No Other Representations or Warranties. (a) Except for the representations and warranties contained this Agreement, neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided by the Company or any of its Subsidiaries.

     (b)      Except for the representations and warranties contained in this Agreement, none of Parent, Purchaser or any other Person on behalf of Parent or Purchaser makes any other express or implied representation or warranty with respect to Parent or Purchaser or with respect to any other information provided to the Company.

     SECTION 9.14.      Guarantee. Parent shall, and upon the consummation of the Parent Corporate Structure Change, Parent and OpCo Parent shall jointly and severally, guarantee the prompt performance by Purchaser of all of its obligations pursuant to this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, each of Parent and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LS CABLE LTD.

By: /s/ Chayol Koo
Name: Chayol Koo
Title: Vice Chairman and CEO

     IN WITNESS WHEREOF, each of Parent and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUPERIOR ESSEX INC.

By: /s/ Stephen M. Carter
Name: Stephen M. Carter
Title: President and CEO

EXHIBIT A

CONDITIONS TO THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

     1.      Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer, unless, immediately prior to the Expiration Date:

     (a)      there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly owned Subsidiaries), constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares (if any) which the Company would be required to issue, after giving effect to Sections 3.2(a) and 3.2(b), pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, whether or not then exercisable) (the “Minimum Tender Condition”);

     (b)      the applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement shall have expired or been terminated, and any required approvals or consents in respect of the Offer shall have been obtained under any applicable Antitrust Laws of Germany and Spain and China (and any applicable waiting periods thereunder have expired or been terminated); and

     (c)      if, in accordance with the Merger Agreement, Parent and the Company have filed notification of the transactions contemplated by this Agreement pursuant to the Exon-Florio Amendment, the period of time for any applicable review process by CFIUS relating to the determination of any threat to national security in respect of the Offer, the Merger and the other transactions contemplated by this Agreement under the Exon-Florio Amendment shall have expired, the President of the United States shall not have taken action to block or prevent the consummation of the Contemplated Transactions, and no requirements or conditions to mitigate any national security concerns have been imposed that would reasonably be expected to have an effect referred to in the last sentence of Section 6.6(e) of the Merger Agreement.

     2.      Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer if any of the following conditions exist:

     (a)      there shall be any Law, decree, judgment, order or injunction promulgated, enacted, entered, enforced, issued or amended after the date hereof by any Governmental Entity of competent jurisdiction that (i) enjoins or otherwise prohibits the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement; or (ii) imposes material limitations on the ability of Parent or Purchaser to exercise voting rights over all Shares acquired in the Offer sufficient to consummate the Merger, provided, however, for the avoidance of doubt that the failure to obtain a clearance or approval under any Antitrust Law other than those of the countries listed in 1(b) of these Conditions shall not be deemed a Law, decree, judgment, order or injunction for purposes of this Section 2(a)(ii);

     (b)      (i) the Company shall have failed to comply in all material respects with its obligations, covenants, or agreements under the Merger Agreement to be performed or complied with by it prior to the Expiration Date and such failure to perform shall not have been cured prior to the Expiration Date or

     (ii) any representation or warranty of the Company contained in the Merger Agreement shall not be true and correct; provided, that, for purposes of this Paragraph 2(b):

     (A) all such representations and warranties (other than the representation and warranty contained in Section 4.8(b) of the Merger Agreement) shall be interpreted without giving effect to the words “materially” or “material” or to any qualification using such terms or using the defined term “Material Adverse Effect”;

     (B) any such representation or warranty contained in Section 4.3 of the Merger Agreement with respect to the number of equity securities outstanding or issuable shall be deemed untrue if it shall fail to be true and correct in all but de minimis respects, and any such representation or warranty contained in Section 4.8(b) of the Merger Agreement shall be deemed untrue if it shall fail to be true and correct in all respects; and

     (C) any such representation or warranty (other than any representation or warranty referred to in clause B above) shall be deemed true and correct unless the failure of all such representations and warranties to be true and correct has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

in each case at any Expiration Date (except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date); or

     (c) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer;

which, in the reasonable judgment of Parent or Purchaser, in any case, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

Subject to the terms of the Merger Agreement, the conditions set forth in Paragraphs 1 and 2 of this Exhibit A are for the benefit of Purchaser and, regardless of the circumstances, may be asserted by Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition, which may only be waived with the prior written consent of the Company) may be waived by Parent or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.